Filed pursuant to Rule 424(b)(5)
Registration No. 333-238633

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 18, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED AUGUST 18, 2020)

Southwestern Energy Company

$350,000,000     % Senior notes due 2028

We are offering $350 million aggregate principal amount of our                 % Senior Notes due 2028 (the “notes”). We will pay interest on the notes on each                 and                 , beginning on                 , 2021. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be our senior unsecured obligations, will rank equally with all of our other existing and future senior indebtedness, and will be effectively subordinated to all of our secured indebtedness, including the indebtedness under our Credit Agreement (as defined herein), to the extent of the value of the collateral securing such indebtedness. The obligations under the notes will be fully and unconditionally guaranteed on a senior unsecured basis by our subsidiaries that guarantee our indebtedness under the Credit Agreement, as described under “Description of Notes—The guarantees.”

We intend to use the net proceeds from this offering, together with all of the net proceeds received from the Stock Offering (as defined below) and up to $25 million in borrowings under our Credit Agreement (as defined below), to fund a redemption of the Montage Notes (as defined below) in connection with the consummation of the Merger (as defined below). This offering is not contingent on the consummation of the Merger. However, if (i) the Merger has not been completed on or prior to 11:59 p.m. (New York City time) on February 12, 2021 (the “Outside Date”) or (ii) prior to 11:59 p.m. (New York City time) on the Outside Date, (a) we have decided that we will not pursue the consummation of the Merger or (b) we have determined in our sole discretion that the consummation of the Merger cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the Outside Date (the earlier to occur of the events described in clauses (i) and (ii) of this sentence, a “Special Mandatory Redemption Event”), we will be required to redeem (the “Special Mandatory Redemption”) all of the outstanding notes on the Special Mandatory Redemption Date (as defined herein) at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). See “Description of Notes—Special mandatory redemption.” Until we apply the net proceeds from this offering for the purposes described above, we will use such proceeds to reduce the outstanding balance under our Credit Agreement.

We may, at our option, at any time and from time to time, redeem the notes, in whole or in part, prior to their maturity as described herein under “Description of Notes—Optional redemption.” There are no sinking funds for the notes.

Investing in the notes involves risks. Please read “Risk factors” beginning on page S-18 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

	Per note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Southwestern Energy Company		%	$

(1)	Plus accrued interest, if any, from , 2020.

The notes will be a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on                 , 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citigroup	BofA Securities	Wells Fargo Securities

Goldman Sachs & Co. LLC	J.P. Morgan	Mizuho Securities	MUFG

RBC Capital Markets	Truist Securities

Senior Co-Managers

BMO Capital Markets	Credit Agricole CIB	PNC Capital Markets LLC

SMBC Nikko	CIBC Capital Markets	HSBC

KeyBanc Capital Markets		Regions Securities LLC

Co-Managers

BBVA Citizens Capital Markets	Credit Suisse	Fifth Third Securities

The date of this prospectus supplement is                 , 2020.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (Registration No. 333-238633) with the Securities and Exchange Commission (the “SEC”) on May 22, 2020 as part of a “shelf” registration process and was amended by a post-effective amendment filed with the SEC on August 18, 2020. Under the shelf registration process, we may offer to sell debt securities, preferred or common stock and other securities, from time to time, in one or more offerings in an unlimited amount. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the accompanying prospectus, the information incorporated by reference, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus we may authorize to be delivered or made available to you. The incorporated documents are described in this prospectus supplement under “Incorporation by Reference.”

Unless otherwise indicated or the context otherwise requires, all references to “Southwestern,” “the Company,” “we,” “us” and “our” in this prospectus supplement refer to Southwestern Energy Company and its direct and indirect subsidiaries on a consolidated basis.

In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Merger (as defined below).

EXTENDED SETTLEMENT

Delivery of the notes is expected to be made against payment therefor on or about                 , 2020, which is the seventh business day following the date of pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second trading day preceding the date on which we deliver the notes to the underwriters for this offering will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

S-ii

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information that is furnished and not filed):

•

our Annual Report on Form 10-K for the year ended December  31, 2019, including those portions of our Proxy Statement on Schedule 14A that was filed on April 9, 2020 and incorporated into our Form 10-K;

•	our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2020 and June 30, 2020; and

•	our Current Reports on Form 8-K filed on May 26, 2020, June 4, 2020, June 8, 2020 and August 12, 2020 and on Form 8-K/A filed on August 12, 2020.

FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “predict,” “budget,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “continue,” “project,” “projection,” “goal,” “model,” “target,” “potential,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.

The forward-looking statements contained in this document are largely based on our expectations for the future, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. As such, management’s assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” beginning on page S-18 of this prospectus supplement and on page 5 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent Quarterly Reports on Form 10-Q. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Management cautions you that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein are not guarantees of future performance, and we cannot assure you that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•

the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids (“NGLs”), including regional basis differentials and the impact of reduced demand for our production and products in which our production is a component due to governmental and societal actions taken in response to the COVID-19 pandemic;

•	our ability to fund our planned capital investments;

•	a change in our credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate;

S-iii

•	the extent to which lower commodity prices impact our ability to service or refinance our existing debt;

•	the impact of volatility in the financial markets or other global economic factors, including the impact of COVID-19;

•	difficulties in appropriately allocating capital and resources among our strategic opportunities;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	our ability to maintain leases that may expire if production is not established or profitably maintained;

•	our ability to realize the expected benefits from recent acquisitions and the proposed Merger;

•	the consummation of or failure to consummate the Merger and the timing thereof;

•	costs in connection with the Merger;

•	integration of operations and results subsequent to the Merger;

•	our ability to consummate the Stock Offering;

•	our ability to refinance the Montage Notes and the borrowings under the Montage Revolver (as defined below);

•	our ability to obtain the Credit Agreement Amendment (as defined below);

•	our ability to transport our production to the most favorable markets or at all;

•	availability and costs of personnel and of products and services provided by third parties;

•

the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing, climate and over-the-counter derivatives;

•	the impact of the adverse outcome of any material litigation against us or judicial decisions that affect us or our industry generally;

•	the effects of weather;

•	increased competition;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors listed in the reports we have filed and may file with the SEC that are incorporated by reference herein.

MARKET AND INDUSTRY DATA

Market and industry data and forecasts included or incorporated by reference in this prospectus supplement have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements included or incorporated by reference in this prospectus supplement.

S-iv

NON-GAAP FINANCIAL MEASURES

Pre-tax PV-10 is a non-GAAP financial measure and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither pre-tax PV-10 nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We understand that securities analysts use pre-tax PV-10 as one measure of the value of a company’s current proved reserves and to compare relative values among peer companies without regard to income taxes.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand the offering and the Merger. You should read carefully the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-18 of this prospectus supplement and on page 5 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent Quarterly Reports on Form 10-Q, for more information about important risks that you should consider before making an investment in the notes.

Unless otherwise indicated or the context requires otherwise, references to “Southwestern,” “the Company,” “we,” “us” and “our” mean Southwestern Energy Company and its direct and indirect subsidiaries on a consolidated basis. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Merger.

Southwestern Energy Company

Southwestern is an independent energy company engaged in exploration, development and production activities, including the related marketing of natural gas, oil and natural gas liquids (“NGLs”) produced in our operations. Southwestern is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. We currently operate exclusively in the United States.

The bulk of our operations, which we refer to as “Exploration and Production” (“E&P”), are focused on the finding and development of natural gas, oil and NGL reserves. We are also focused on creating and capturing additional value through our marketing business, which we refer to as “Marketing.”

E&P.    Our primary business is the exploration for and production of natural gas, oil and NGLs, with our ongoing operations focused on the development of unconventional natural gas reservoirs located in Pennsylvania and West Virginia. Our operations in northeast Pennsylvania, which we refer to as “Northeast Appalachia,” are primarily focused on the unconventional natural gas reservoir known as the Marcellus Shale. Our operations in West Virginia and southwest Pennsylvania, which we refer to as “Southwest Appalachia,” are focused on the Marcellus Shale, the Utica and the Upper Devonian unconventional natural gas, oil and NGL reservoirs. Collectively, we refer to our properties in Pennsylvania and West Virginia as “Appalachia.”

Marketing.    Our marketing activities capture opportunities that arise through the marketing and transportation of natural gas, oil, and NGLs primarily involving the marketing of our own equity production and that of royalty owners in our wells. Additionally, we manage portfolio and locational, or basis, risk, acquire transportation rights on third-party pipelines and, in limited circumstances, purchase third-party natural gas to fulfill commitments specific to a geographic location.

Our principal executive offices are located at 10000 Energy Drive, Spring, Texas 77389-4954 and our telephone number is (832) 796-1000. Our website is www.swn.com. The information included on our website is not part of, or incorporated by reference into, this prospectus supplement.

Our Business Strategy

We aim to deliver sustainable and industry-leading returns through excellence in exploration and production and marketing performance from our extensive resource base and targeted expansion of our activities and assets along the hydrocarbon value chain. Our formula embodies our corporate philosophy and guides how we operate our business:

Our formula, “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our business strategy. We always strive to attract and retain strong talent, to work safely and act ethically with unwavering vigilance for the environment and the communities in which we operate, and to creatively apply technical skills, which we believe will grow long-term value for our shareholders. The arrow in our formula is not a straight line: we acknowledge that factors may adversely affect quarter-by-quarter results, but the path over time points to value creation.

In applying these core principles, we concentrate on:

•

Financial Strength.    We are committed to rigorously managing our balance sheet and financial risks. We budget to invest from our net cash flow from operations, supplemented during 2019 and 2020 by a portion of the proceeds from our December 2018 sale of our assets in the Fayetteville Shale. Additionally, we protect our projected cash flows through hedging and continue to maintain a strong balance sheet with ample liquidity.

•

Increasing Margins.    We apply strong technical, operational, commercial and marketing skills to reduce costs, improve the productivity of our wells and pursue commercial arrangements to extract greater value. We believe our demonstrated ability to improve margins, especially by leveraging the scale of our large assets, gives us a competitive advantage as we move into the future.

•

Exercising Capital Allocation Discipline.    We continually assess market conditions in order to adjust our capital allocation decisions to maximize shareholder returns. This allocation process includes consideration of multiple alternatives including but not limited to the development of our natural gas and oil assets, strategic acquisitions, reducing debt and returning capital to our shareholders.

•

Operational Value Creation.    We prepare an economic analysis for our drilling programs and other investments based upon the expected net present value added for each dollar to be invested. We target projects that generate the highest returns in excess of our cost of capital. This disciplined investment approach governs our investment decisions, including in the current lower-price commodity market.

•

Dynamic Management of Assets Throughout Life Cycle.    We own large-scale, long-life assets in various phases of development. In early stages, we ramp up development through technical, operational and commercial skills, and as they grow we look for ways to maximize their value through efficient operating practices along with applying our commercial and marketing expertise.

•

Deepening Our Inventory.    We continue to expand the inventory of properties that we can develop profitably by converting our extensive resources into proved reserves, targeting additions whose productivity largely has been demonstrated and improving efficiencies in production.

•

The Hydrocarbon Value Chain.    We believe that our vertical integration enhances our margins and provides us competitive advantages. For example, we own and operate drilling rigs and well stimulation equipment and have invested in a water transportation project in West Virginia, which has provided up to $0.8 million in savings per well. These activities provide operational flexibility, lower our well costs, minimize the risk of unavailability of these resources from third parties and capture additional value over time.

•

Technological Innovation.    Our people constantly search for the next revolutionary technology and other operational advancements to capture greater value in unconventional hydrocarbon resource development. These developments—whether single, step-changing technologies or a combination of several incremental ones—can reduce finding and development costs and thus increase our margins.

•

Environmental Solutions and Policy Formation.    We are a leader in identifying and implementing innovative solutions to unconventional hydrocarbon development to minimize the environmental and community impacts of our activities. We work extensively with governmental, non-governmental and industry stakeholders to develop responsible and cost-effective programs. We demonstrate that a company can operate responsibly and profitably, putting us in a better position to comply with new regulations as they evolve.

Recent Developments

Pending Acquisition of Montage Resources Corporation

On August 12, 2020, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Montage Resources Corporation, a Delaware corporation whose common stock is traded on the NYSE under the ticker symbol “MR” (“Montage”). Pursuant to the terms of the Merger Agreement, Montage will merge with and into Southwestern, with Southwestern surviving the merger (the “Merger”), and the common stock in Montage will be cancelled and converted into the right to receive 1.8656 shares of our common stock per share of Montage common stock, or approximately 67.2 million shares of Southwestern common stock in the aggregate, or cash in the case of fractional shares. We have entered into a support agreement with stockholders representing approximately 39% of Montage’s outstanding common stock that provides that such stockholders will, subject to certain exceptions, vote in favor of adoption of the Merger Agreement. Subject to the satisfaction of certain closing conditions, we expect to close the Merger in the fourth quarter of 2020. However, we cannot assure you that the Merger will be completed within the time frame anticipated or at all. This offering is not contingent on the completion of the Merger. However, if the Merger is not consummated by the Outside Date or if we decide that we will not pursue the consummation of the Merger or we have determined in our sole discretion that the consummation of the Merger cannot or is not reasonably likely to be satisfied prior thereto, the notes will be subject to a special mandatory redemption. See “Description of notes—Special mandatory redemption.”

As of June 30, 2020, Montage had approximately $510 million principal amount of its 8.875% Senior Notes due 2023 (the “Montage Notes”) outstanding as well as approximately $160 million of debt outstanding under its senior secured revolving credit facility (the “Montage Revolver”). In connection with the closing of the Merger, we intend to fund a redemption of the Montage Notes with the proceeds from the Stock Offering described below and from this offering and up to $25 million in borrowings under our Credit Agreement. In connection with the closing of the Merger, we intend to pay off the borrowings outstanding under the Montage Revolver with funds drawn under the Credit Agreement (as defined below).

We prepare our financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The accounting guidance for business combinations requires the use of the acquisition method of accounting for the Merger, which requires the judgment of the acquirer, the total consideration paid, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of a gain or goodwill, if any. We will be treated as the acquirer for accounting purposes. As of the date of this offering, we have not completed the valuation study necessary to arrive at the required final estimates of the fair value of the Montage assets to be acquired and the liabilities to be assumed and the related allocations of the consideration paid nor have we identified all adjustments necessary to conform Montage’s accounting policies to our accounting policies. While we are still assessing the final accounting implications of the Merger, currently we expect any difference between the consideration paid (i.e., the market value of the stock issued and the liabilities assumed) and the fair value of the assets acquired at closing would be booked as a gain in the case of a bargain purchase or as goodwill. A final determination of the fair value of Montage’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Montage that exist as of the closing date of the Merger and, therefore, cannot be made prior to the completion of the Merger.

The Montage Assets

Montage is engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of June 30, 2020, Montage owned approximately 183,700 net core acres in the Utica Shale fairway, with approximately 56,500 net acres of stacked pay opportunity in the Marcellus super rich area. Montage’s net core acres in the Utica Shale fairway consist of approximately 88,400 net acres in the dry gas window located primarily in Ohio, approximately 7,700 net acres in the rich gas window in Ohio, approximately 52,700 net acres located in the condensate window in Ohio, and approximately 34,900 net acres located in the dry gas window in Northeast Appalachia.

Montage operated 242 gross producing unconventional wells as of June 30, 2020 with an average working interest of approximately 86%. Montage’s average net daily production from its properties for the six months ended June 30, 2020 was approximately 581.2 MMcf/d, 81% of which was natural gas, 13% NGLs and 6% oil, and approximately 96% of which was operated by Montage. Based on information provided by Montage, which has previously been filed with the SEC, as of December 31, 2019, Montage had estimated total proved reserves of 2,729.8 Bcfe, 78% of which was natural gas, 15% NGLs and 7% oil. In addition, Montage’s 1,235.6 Bcfe of proved undeveloped reserves as of December 31, 2019 were based on Montage’s development plans and may not necessarily reflect our development plans for these properties. Therefore, upon closing of the Merger, the proved undeveloped reserves we book may differ. Based on analysis by our management, we estimate that Montage owned approximately 520 remaining locations as of December 31, 2019. We expect that the Montage inventory will compete for investment within our existing portfolio, with current plans to maintain activity on the acquired acreage. We believe the Montage assets will further strengthen our inventory in the Appalachian Basin, which will consist of approximately 5,150 laterals after giving effect to the Merger.

Financing Transactions

Common Stock Offering

On August 13, 2020, we priced an underwritten public offering of 55 million shares of our common stock at a price to the public of $2.50 per share. On August 14, 2020, the underwriters exercised their option to purchase 8,250,000 additional shares of common stock. We expect to close the offering on August 18, 2020 and expect to receive aggregate net proceeds of approximately $153 million (the “Stock Offering”). This offering is not conditioned on the consummation of the Stock Offering.

Credit Agreement Amendment

We have obtained requisite consents from our lenders to enter into Amendment No. 7 (the “Credit Agreement Amendment”) to the Credit Agreement dated as of April 26, 2018 among Southwestern, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as so amended, the “Credit Agreement”), anticipated to be effective as of the close of business on August 18, 2020, pursuant to which the Credit Agreement will be amended to, among other things, permit the Merger. For more information, see “Description of other indebtedness—Credit Agreement.”

The closing of this offering is conditioned upon our entry into the Credit Agreement Amendment. However, there can be no assurances as to the outcome or timing of the Credit Agreement Amendment.

THE OFFERING

Issuer	Southwestern Energy Company

Securities offered	$350 million aggregate principal amount of % Senior Notes due 2028 (the “notes”). The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity date	The notes will mature on , 2028.

Interest	Interest will accrue on the notes at % per year, accruing from , 2020.

Interest payment dates	Interest on the notes will be paid on and of each year, beginning on, 2021.

Credit Agreement Amendment	The closing of this offering is conditioned upon our entry into the Credit Agreement Amendment. However, there can be no assurances as to the outcome or timing of the Credit Agreement Amendment.

Special mandatory redemption	This offering of notes is expected to be consummated prior to the consummation of the Merger. However, if (i) the Merger has not been completed on or prior to the Outside Date or (ii) prior to 11:59 p.m. (New York City time) on the Outside Date, (a) we have decided that we will not pursue the consummation of the Merger or (b) we have determined in our sole discretion that the consummation of the Merger cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the Outside Date (the earlier to occur of the events described in clauses (i) and (ii) of this sentence, a “Special Mandatory Redemption Event”), we will be required to redeem all of the outstanding notes on the Special Mandatory Redemption Date (as defined herein) at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). See “Risk Factors—Risk Factors Relating to the Notes—In the event that the Merger is not consummated on or prior to the Outside Date, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes” and “Description of Notes—Special mandatory redemption.”

Use of proceeds

We expect to receive net proceeds from this offering of approximately $                million after deducting estimated offering expenses. We intend to use the net proceeds from this offering, together with the net proceeds received from the Stock Offering and up to $25 million in borrowings under our Credit Agreement, to fund a redemption of the Montage Notes in connection with the consummation of the Merger. If the Merger is not consummated, the net proceeds from this offering, cash on hand and borrowings under our Credit Agreement will be used to redeem the notes as described under “Description of Notes—Special mandatory redemption.” Until we apply the net proceeds from this offering for the purposes described above, we will use such proceeds to reduce the outstanding balance under our Credit Agreement. Certain of the underwriters or their affiliates are lenders under our Credit Agreement and may hold the Montage Notes and, accordingly, may receive a substantial portion of the net proceeds of this offering. Please read “Use of Proceeds” and “Underwriting (Conflicts of Interest)” for more information.

Conflicts of interest	Because affiliates of Citigroup Global Markets Inc., BofA Securities, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and RBC Capital Markets, LLC are lenders under the Credit Agreement and will each receive 5% or more of the net proceeds of this offering due to temporary reduction in the balance thereunder, each of these underwriters is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being conducted in accordance with FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. Goldman Sachs & Co. LLC has agreed to act as a qualified independent underwriter for this offering. Goldman Sachs & Co. LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Goldman Sachs & Co. LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). See “Underwriting (Conflicts of Interest).”

Risk factors	Investing in the notes involves risks. Please read “Risk factors” beginning on page S-18 of this prospectus supplement and on page 5 of the accompanying prospectus, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our subsequent Quarterly Reports on Form 10-Q for more information about important risks that you should consider before making an investment in the notes.

Ranking	The notes will be

•	our senior unsecured debt obligations;

•	rank equally with all of our other present and future senior unsecured indebtedness;

•	effectively subordinated to any of our secured indebtedness, including the indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such indebtedness; and

•	unconditionally guaranteed by the guarantors on a senior unsecured basis.

At June 30, 2020, we had total outstanding consolidated debt of $2,440 million. At June 30, 2020, on an as further adjusted basis as described under “Capitalization,” our total debt would have been $ million, including:

•	$ million of secured indebtedness; and

•	available capacity under the Credit Agreement of up to $ million.

The indenture places no limitation on the amount of additional senior indebtedness that we may incur that will rank equally to the notes. In addition, although the covenants in the indenture limit the amount of indebtedness that may be secured by our principal properties and by equity interests in certain of our subsidiaries without securing the notes pari passu, we will be able to incur additional secured indebtedness without securing the notes pari passu. We expect from time to time to incur additional indebtedness constituting senior indebtedness, some or all of which may be secured indebtedness.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our direct and indirect, wholly owned subsidiaries that guarantee our Credit Agreement. In the future, the guarantees may be released or terminated under certain circumstances. See “Description of Notes—The guarantees.”

Each guarantee of the notes will be:

•	our guarantors’ senior unsecured debt obligations;

•	rank equally with all of our guarantors’ other present and future senior unsecured indebtedness; and

•	effectively subordinated to any of our guarantors’ secured indebtedness, including the indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such indebtedness.

Additionally, the notes will be structurally subordinated to all existing and future indebtedness of our existing and future subsidiaries that are not guarantors of the notes such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we or any of our creditors would be entitled to any payment. As of the date of this prospectus supplement, our non-guarantor subsidiaries hold less than 1% of our total assets and have no material liabilities.

Change of control offer	If we experience a change of control event, as defined below, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of Notes—Change of control event.”

Optional redemption	The notes will be redeemable by us at our option in whole or in part on or after , 2023 at the redemption prices specified herein, plus accrued and unpaid interest to the redemption date. Prior to , 2023, the notes will be redeemable by us at our option in whole or in part at a make-whole redemption price specified herein.

See “Description of Notes—Optional redemption.”

Covenants	We will issue the notes as a new series of debt securities under an indenture dated September 25, 2017 between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture thereto to be entered into on the closing date of this offering by and among us, the guarantors party thereto and the trustee. The indenture will contain covenants for your benefit. These covenants restrict our ability, and our ability to permit our subsidiaries, with certain exceptions, to incur debt secured by liens and engage in sale/leaseback transactions. These covenants also restrict our and our guarantors’ ability, with certain exceptions, to merge or consolidate with another entity. See “Description of Notes—Certain covenants.”

Form, delivery and clearance	The notes will be represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”), or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC.

Trustee	U.S. Bank National Association

Governing law	New York

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOUTHWESTERN

The following information has been derived from our unaudited consolidated financial statements as of and for the six-month periods ended June 30, 2020 and 2019 and our audited consolidated financial statements as of and for each of the years in the three-year period ended December 31, 2019. The following information is only a summary and does not provide all of the information contained in our financial statements.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(in millions except share, per share and stockholder data)
Financial Review
Operating revenues:
Exploration and production	$555	$913	$1,703	$2,525	$2,086
Marketing	937	1,567	2,850	3,745	3,198
Intersegment revenues	(490)	(823)	(1,515)	(2,408)	(2,081)

	1,002	1,657	3,038	3,862	3,203

Operating costs and expenses:
Marketing purchases	449	734	1,320	1,229	976
Operating and general and administrative expenses	433	411	886	994	904
(Gain) loss on sale of operating assets, net	—	3	2	(17)	(6)
Restructuring charges	12	5	11	39	—
Depreciation, depletion and amortization	197	227	471	560	504
Impairments	2,134	6	16	171	—
Taxes, other than income taxes	23	36	62	89	94

	3,248	1,422	2,768	3,065	2,472

Operating income (loss)	(2,246)	235	270	797	731
Interest expense, net	41	29	65	124	135
Gain (loss) on derivatives	230	120	274	(118)	422
Gain (loss) on early extinguishment of debt	35	—	8	(17)	(70)
Other income (loss), net	1	(5)	(7)	—	5

Income (loss) before income taxes	(2,021)	321	480	538	953
Provision (benefit) for income taxes:
Current	(2)	—	(2)	1	(22)
Deferred	408	(411)	(409)	—	(71)

	406	(411)	(411)	1	(93)

Net income (loss)	(2,427)	732	891	537	1,046

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(in millions except share, per share and stockholder data)
Mandatory convertible preferred stock dividend	—	—	—	—	108
Participating securities—mandatory convertible preferred stock	—	—	—	2	123
Net income (loss) attributable to common stock	$(2,427)	$732	$891	$535	$815

Net cash provided by operating activities	$254	$543	$964	$1,223	$1,097
Net cash provided by (used in) investing activities	$(470)	$(560)	$(1,045)	$359	$(1,252)
Net cash provided by (used in) financing activities	$221	$(29)	$(115)	$(2,297)	$(352)
Common Stock Statistics
Earnings (loss) per share:
Net income (loss) attributable to common stockholders—Basic	$(4.49)	$1.36	$1.65	$0.93	$1.64
Net income (loss) attributable to common stockholders—Diluted	$(4.49)	$1.35	$1.65	$0.93	$1.63
Book value per average diluted share	$1.52	$5.70	$6.01	$4.10	$3.95
Common stock price at period—end	$2.56	$3.16	$2.42	$3.41	$5.58
Number of stockholders of record at period-end	2,323	2,796	2,420	2,886	3,216
Weighted average diluted common stock outstanding	540,693,841	540,624,742	540,382,914	576,642,808	500,804,297

Capitalization
Total debt	$2,440	$2,319	$2,242	$2,318	$4,391
Total equity	823	3,082	3,246	2,362	1,979

Total capitalization	$3,263	$5,401	$5,488	$4,680	$6,370

Total assets	$4,555	$6,545	$6,717	$5,797	$7,521

Summary Historical Consolidated Financial Data of Montage

The following information has been derived from Montage’s unaudited consolidated financial statements as of and for the six-month periods ended June 30, 2020 and 2019 and Montage’s audited consolidated financial statements as of and for each of the years in the three-year period ended December 31, 2019. The following information is only a summary and does not provide all of the information contained in Montage’s financial statements.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Montage’s management, include all adjustments necessary for a fair presentation of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(in thousands except shares and per share)
Financial Review
Revenues:
Natural gas, oil and natural gas liquids sales	$206,953	$275,257	$591,699	$498,593	$380,178
Brokered natural gas and marketing revenue	17,028	21,519	42,274	16,552	3,481
Other revenue	127	261	468	—	—

	224,108	297,037	634,441	515,145	383,659

Operating expenses:
Lease operating	21,943	17,666	43,359	28,289	20,525
Transportation, gathering and compression	105,512	93,038	208,826	138,766	124,839
Production and ad valorem taxes	6,468	6,857	12,141	10,141	8,490
Brokered natural gas and marketing expense	17,004	21,443	42,700	16,886	3,191
Depreciation, depletion, amortization and accretion	86,903	68,494	156,003	134,940	119,362
Exploration	22,344	31,981	58,917	49,563	50,208
General and administrative	21,450	42,494	70,941	44,389	44,553
Rig termination and standby	—	—	1,081	—	1
Gain (loss) on sale of assets	(1,357)	2	(476)	(1,815)	(179)
Other expense	34	38	60	—	—

	280,301	282,013	593,552	421,159	370,990

Operating income (loss)	(56,193)	15,024	40,889	93,986	12,669
Other income (expense):
Gain (loss) on derivative instruments	29,207	24,808	48,596	(21,169)	45,365
Interest expense, net	(29,764)	(28,949)	(59,055)	(53,990)	(49,490)
Other income (expense)	17	8	16	(1)	(19)

	(540)	(4,133)	(10,443)	(75,160)	(4,144)

Income (loss) from continuing operations	(56,733)	10,891	30,446	18,826	8,525
Income from discontinued operations, net of income tax	(9,291)	2,523	1,316	—	—

Net income (loss)	$(66,024)	$13,414	$31,762	$18,826	$8,525

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(in thousands except shares and per share)
Net cash provided by operating activities	$42,127	$83,093	$255,429	$225,093	$112,746
Net cash used in investing activities	$(75,378)	$(164,670)	$(335,542)	$(266,250)	$(292,469)
Net cash provided by (used in) financing activities	$30,416	$85,066	$86,210	$29,892	$(4,282)
Earnings per share of common stock
Basic:
Weighted average common stock outstanding	35,816	30,645	33,211	19,999	17,479
Income from continuing operations	$(1.58)	$0.36	$0.92	$0.94	$0.49
Income from discontinued operations	(0.26)	0.08	0.04	—	—

Net income	$(1.84)	$0.44	$0.96	$0.94	$0.49

Diluted:
Weighted average common stock outstanding	35,816	30,830	33,324	20,087	17,679
Income from continuing operations	$(1.58)	$0.36	$0.91	$0.94	$0.48
Income from discontinued operations	(0.26)	0.08	0.04	—	—

Net income	$(1.84)	$0.44	$0.95	$0.94	$0.48

Capitalization
Total debt	$661,928	$626,655	$630,541	$530,278	$495,021
Total stockholders’ equity	933,223	976,837	997,086	687,486	572,354

Total capitalization	$1,595,151	$1,603,492	$1,627,627	$1,217,764	$1,067,375

Total assets	$1,896,262	$1,920,276	$1,951,177	$1,433,769	$1,223,527

Summary Historical Reserve and Operating Data of Southwestern

The following table provides an overall and categorical summary of our estimated natural gas, oil and NGL reserves, as of year-end 2019 based on average year prices, and our well count, net acreage and PV-10 as of December 31, 2019, and sets forth 2019 annual information related to production and capital investments for each of our operating areas:

	Appalachia
	Northeast	Southwest	Other(1)		Total
Estimated proved reserves(2):
Natural gas (Bcf):
Developed	3,570	1,336	—		4,906
Undeveloped	1,267	2,457	—		3,724

	4,837	3,793	—		8,630
Crude oil (MMBbls):
Developed	—	26.0	0.1		26.1
Undeveloped	—	46.8	—		46.8

	—	72.8	0.1		72.9
Natural gas liquids (MMBbls):
Developed	—	226.3	—		226.3
Undeveloped	—	382.5	—		382.5

	—	608.8	—		608.8
Total proved reserves (Bcfe)(3):
Developed	3,570	2,850	1		6,421
Undeveloped	1,267	5,033	—		6,300

	4,837	7,883	1		12,721

Percent of total	38%	62%	0%		100%
Percent proved developed	74%	36%	100%		50%
Percent proved undeveloped	26%	64%	0%		50%
Production (Bcfe)	459	319	—		778
Capital investments (in millions)	$365	$710	$63	(4)	$1,138
Total gross producing wells(5)	1,211	496	14		1,721
Total net producing wells	637	466	14		1,117
Total net acreage	173,994	287,693	40,389	(6)	502,076
Net undeveloped acreage	53,435	205,222	27,334	(6)	285,991
PV-10:
Pre-tax (in millions)(7)	$2,251	$1,486	$(2	)(8)	$3,735
PV of taxes (in millions)(7)	(21)	(14)	—		(35)

After-tax (in millions)(7)	$2,230	$1,472	$(2	)(8)	$3,700

Percent of total	60%	40%	0%		100%
Percent operated(9)	99%	100%	100%		99%

(1)	Other reserves and acreage consists primarily of properties in Colorado.
(2)

Our estimated proved reserves were determined in accordance with SEC rules and used a 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December for the year 2019. For oil and NGL volumes, the SEC benchmark average WTI spot price of $55.69 per barrel for December 31, 2019 is then adjusted for quality, transportation fees and market differentials. For gas volumes, the SEC benchmark average NYMEX Henry Hub spot price of $2.58 per

MMBtu for December 31, 2019 is then adjusted for energy content, transportation fees and market differentials. As of June 30, 2020, the average 12-month unweighted arithmetic average of the first-day-of-the month price for the period July 2019 through June 2020 for WTI oil and gas volumes was $47.17 per barrel and the NYMEX Henry Hub for natural gas was $2.07 per MMBtu. See “Risk Factors—Natural gas, oil and NGL prices greatly affect our revenues and thus profits, liquidity, growth, ability to repay our debt and the value of our assets.” in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	We have no reserves from synthetic gas, synthetic oil or nonrenewable natural resources intended to be upgraded into synthetic gas or oil. We used standard engineering and geoscience methods, or a combination of methodologies in determining estimates of material properties, including performance and test date analysis, offset statistical analogy of performance data, volumetric evaluation, including analysis of petrophysical parameters (including porosity, net pay, fluid saturations (i.e., water, oil and gas) and permeability) in combination with estimated reservoir parameters (including reservoir temperature and pressure, formation depth and formation volume factors), geological analysis, including structure and isopach maps and seismic analysis, including review of 2-D and 3-D data to ascertain faults, closure and other factors.
(4)	Other capital investments includes $35 million related to our water infrastructure project, $22 million related to our E&P service companies and $6 million related to other developmental activities.
(5)	Represents producing wells, including 516 wells in which we only have an overriding royalty interest in Northeast Appalachia, used in the December 31, 2019 reserves calculation.
(6)	Excludes exploration licenses for 2,518,519 net acres in New Brunswick, Canada, which have been subject to a moratorium since 2015.
(7)	Pre-tax PV-10 (a non-GAAP measure) is one measure of the value of a company’s proved reserves that we believe is used by securities analysts to compare relative values among peer companies without regard to income taxes. The reconciling difference in pre-tax PV-10 and the after-tax PV-10 is the discounted value of future income taxes on the estimated cash flows from our proved natural gas, oil and NGL reserves.
(8)	Includes future asset retirement obligations outside of Appalachia.
(9)	Based upon pre-tax PV-10 of proved developed producing activities.

The following table sets forth information for the six months ended June 30, 2020 related to production for each of our operating areas:

Production volumes:	For the six months ended June 30, 2020
Natural Gas (Bcf)
Northeast Appalachia	227
Southwest Appalachia	87

Total	314

Oil (MBbls)
Southwest Appalachia	2,474
Other	8

Total	2,482

NGL (MBbls)
Southwest Appalachia	12,237
Other	2

Total	12,239

Production volumes by area: (Bcfe)
Northeast Appalachia	227
Southwest Appalachia	175

Total	402

Production percentage: (Bcfe)
Natural gas	78%
Oil	4%
NGL	18%

Summary Historical Reserve and Operating Data of Montage

The following table presents Montage’s estimated net proved natural gas, NGLs and oil reserves as of December 31, 2019, based on information provided by Montage, which has previously been filed with the SEC. The estimated proved reserves have been prepared in accordance with the rules and regulations of the SEC.

2019
Proved Developed Reserves(1):
Natural gas (Bcf)	1,183.2
NGLs (MBbls)	39,316.3
Oil (MBbls)	12,512.6

Combined (Bcfe)	1,494.2
Proved Undeveloped Reserves(2):
Natural gas (Bcf)	954.5
NGLs (MBbls)	29,043.2
Oil (MBbls)	17,812.2

Combined (Bcfe)	1,235.6
Proved Reserves:
Natural gas (Bcf)	2,137.7
NGLs (MBbls)	68,359.4
Oil (MBbls)	30,324.8

Combined (Bcfe)	2,729.8

(1)	Montage’s estimated proved reserves were determined using a 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December for the year 2019. For oil and NGLs volumes, the SEC benchmark average WTI spot price of $55.85 per barrel for December 31, 2019 is then adjusted by Montage’s property group for quality, transportation fees and regional price differentials. For gas volumes, the SEC benchmark average NYMEX Henry Hub spot price of $2.58 per MMBtu for December 31, 2019 is then adjusted by Montage’s property group for energy content, transportation fees and regional price differentials. All prices are held constant throughout the lives of the properties. As of June 30, 2020, the average 12-month unweighted arithmetic average of the first-day-of-the month price for the period July 2019 through June 2020 for WTI oil and gas volumes was $47.37 per barrel and the NYMEX Henry Hub for natural gas was $2.07 per MMBtu. See “Risk Factors—Natural gas, oil and NGL prices greatly affect our revenues and thus profits, liquidity, growth, ability to repay our debt and the value of our assets.” in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)	The estimated proved undeveloped reserves were based on Montage’s development plans as of December 31, 2019 and may not necessarily reflect our development plans for these properties. Therefore, upon closing of the Merger, the proved undeveloped reserves we book may differ from those previously booked by Montage.

Production and Price History

The following table sets forth information regarding Montage’s net production of natural gas, NGLs and oil, and certain price and cost information for the periods indicated:

	Year Ended December 31,
	2019	2018	2017
Total Utica production volumes:
Natural gas (MMcf)	140,044.1	86,803.3	87,055.0
NGLs (MBbls)	4,072.2	3,499.8	2,710.1
Oil (MBbls)	2,578.8	2,246.4	1,612.6

Combined (MMcfe)	179,950.1	121,280.5	112,991.2
Average Utica daily production volumes:
Natural gas (Mcf/d)	383,683	237,817	238,507
NGLs (Bbls/d)	11,157	9,589	7,425
Oil (Bbls/d)	7,065	6,154	4,418

Combined (Mcfe/d)	493,012	332,277	309,567
Total Marcellus production volumes:
Natural gas (MMcf)	14,093.4	3,162.4	349.2
NGLs (MBbls)	614.1	3.3	3.6
Oil (MBbls)	372.0	131.6	9.8

Combined (MMcfe)	20,010.0	3,971.8	429.6

	Year Ended December 31,
	2019	2018	2017
Average Marcellus daily production volumes:
Natural gas (Mcf/d)	38,612	8,664	957
NGLs (Bbls/d)	1,682	9	10
Oil (Bbls/d)	1,019	361	27

Combined (Mcfe/d)	54,822	10,882	1,177
Total production volumes:
Natural gas (MMcf)	154,137.5	89,965.7	87,404.2
NGLs (MBbls)	4,686.3	3,503.1	2,713.7
Oil (MBbls)	2,950.8	2,378.0	1,622.4

Combined (MMcfe)	199,960.1	125,252.3	113,420.8
Average daily production volumes:
Natural gas (Mcf/d)	422,295	246,481	239,464
NGLs (Bbls/d)	12,839	9,598	7,435
Oil (Bbls/d)	8,084	6,515	4,445

Combined (Mcfe/d)	547,834	343,159	310,744
Average Realized Price (including cash settled derivatives and firm transportation):
Natural gas ($/Mcf)	$1.99	$2.41	$2.34
NGLs ($/Bbl)	18.45	24.32	21.96
Oil ($/Bbl)	50.01	50.47	46.14

Combined ($/Mcfe)	$2.70	$3.37	$2.99
Expenses (per Mcfe):
Lease operating	$0.22	$0.23	$0.18
Transportation, gathering and compression	1.04	1.10	1.10
Production, severance and ad valorem taxes	0.06	0.08	0.07
Depreciation, depletion, amortization and accretion	0.77	1.07	1.05
General and administrative	0.35	0.35	0.39

The following tables set forth information regarding Montage’s net production of natural gas, NGLs and oil for the periods indicated:

Production:	For the six months ended June 30, 2020
Natural gas (MMcf)	86,019
NGLs (MBbls)	2,192
Oil (MBbls)	1,101

Total (MMcfe)	105,782

Average daily production volume:
Natural gas (Mcf/d)	472,634
NGLs (Bbls/d)	12,045
Oil (Bbls/d)	6,054

Total (Mcfe/d)	581,224

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the following risks, as well as the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our subsequent Quarterly Reports on Form 10-Q, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes. To the extent the COVID-19 pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section (including those described in our Annual Report on Form 10-K for the year ended December 31, 2019, and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement), such as those relating to our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Risks relating to the offering and the notes

We have a holding company structure in which our subsidiaries conduct our operations and own a substantial portion of our operating assets, causing us to be dependent upon their distributions to make payments on the notes.

As we are a holding company, our subsidiaries and affiliates conduct our operations and own a substantial portion of our operating assets. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to make distributions, dividends, loans or advances to us. The ability of our subsidiaries to make distributions, dividends, loans or advances to us may be restricted by, among other things, agreements of indebtedness, applicable state laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes on acceptable terms or at all.

The notes and the guarantees will be unsecured obligations and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the existing and future indebtedness of any non-guarantor subsidiaries.

The notes and the guarantees will be general unsecured senior obligations ranking effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness (including all borrowings under our Credit Agreement) to the extent of the value of the collateral securing such indebtedness. As of June 30, 2020, on an as further adjusted basis as set forth in “Capitalization,” we would have approximately $                 million of secured indebtedness outstanding under our Credit Agreement. If we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, the holders of our secured indebtedness or the secured indebtedness of such guarantor will be entitled to be paid in full from the proceeds of the assets, if any, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably in any remaining proceeds with all holders of our unsecured indebtedness, including unsecured indebtedness incurred after the notes are issued that does not rank junior to the notes, including trade payables and all of our other general indebtedness, based on the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient funds to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Additionally, the notes will be structurally subordinated to all existing and future indebtedness of our existing or future subsidiaries that are not guarantors of the notes such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before the we or any of our creditors would be entitled to any payment. As of the date of this prospectus supplement, our non-guarantor subsidiaries hold less than 1% of our total assets and have no material liabilities.

Our current and future levels of indebtedness may adversely affect our results and limit our growth.

As of June 30, 2020, we had long-term indebtedness of $2,440 million, including $336 of borrowings under the Credit Agreement and approximately $209 million of letters of credit under the Credit Agreement. The terms of the indentures relating to our outstanding senior notes, the Credit Agreement, and the master lease agreements relating to our drilling rigs and other equipment, which we collectively refer to as our “financing agreements,” impose restrictions on our ability and, in some cases, the ability of our subsidiaries to take a number of actions that we may otherwise desire to take, which may include, without limitation, one or more of the following:

•	incurring additional debt;

•	redeeming stock or redeeming debt;

•	making investments;

•	creating liens on our assets; and

•	selling assets.

The Credit Agreement contains customary representations, warranties and covenants including, among others, the following covenants:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a restriction on creating liens on assets, subject to permitted exceptions;

•	restrictions on mergers and asset dispositions;

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business; and

•	maintenance of the following financial covenants:

1.	Minimum current ratio of no less than 1.00 to 1.00, whereby current ratio is defined as the Company’s consolidated current assets (including unused commitments under the credit agreement, but excluding non-cash derivative assets) to consolidated current liabilities (excluding non-cash derivative obligations and current maturities of long-term debt).

2.	Maximum total net leverage ratio of no greater than, with respect to each fiscal quarter ending on or after June 30, 2020, 4.00 to 1.00. Total net leverage ratio is defined as total debt less cash on hand (up to the lesser of 10% of credit limit or $150 million) divided by consolidated EBITDAX for the last four consecutive quarters. EBITDAX, as defined in the Credit Agreement (as amended by the Credit Agreement Amendment), excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash hedging activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount and certain restructuring costs.

Although we do not anticipate any violations of our financial covenants, our ability to comply with these financial covenants depends in part on the success of our development program and upon factors beyond our control, such as the market prices for natural gas, oil and NGLs.

Although the indenture that will govern the notes and our existing indentures governing our outstanding notes contain covenants limiting liens and sale and leaseback transactions, these covenants contain exceptions that would allow us to create, grant or incur certain liens or security interests. Moreover, the indentures do not contain any limitations on the ability of us or our subsidiaries to incur debt, pay dividends or make investments, or limit the ability of our subsidiaries to make distributions to us. Such activities may, however, be limited by our other financing agreements in certain circumstances.

Our level of indebtedness and off-balance sheet obligations, and the covenants contained in our financing agreements, could have important consequences for our operations, including:

•

requiring us to dedicate a substantial portion of our cash flow from operations to required payments, thereby reducing the availability of cash flow for working capital, capital investing and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital investing, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	detracting from our ability to successfully withstand a downturn in our business or the economy generally.

Our ability to comply with the covenants and other restrictions in our financing agreements may be affected by events beyond our control, including prevailing economic and financial conditions.

If we fail to comply with the covenants and other restrictions in our financing agreements, it could lead to an event of default and the acceleration of our obligations under the notes or our other financing agreements, and in the case of the lease agreements for drilling rigs, loss of use of our drilling rigs. In particular, a significant or extended decline in natural gas, oil or NGL prices would have a material adverse effect on our results of operations, our access to capital and the quantities of natural gas, oil and NGLs that we can produce economically. For example, during the last twelve months, natural gas prices on the New York Mercantile Exchange, or NYMEX, traded at a low of $1.48 on June 25, 2020 and a high of $2.86 on November 5, 2019 based on end of day settlement price. If we are unable to satisfy our obligations with cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering, an asset sale or other similar transaction. However, we can offer no assurance regarding our ability to consummate such a transaction. We cannot assure that we will be able to generate sufficient cash flow to pay the interest on our debt, to meet our lease obligations, or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt or obligations. The terms of our financing agreements may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure that any such proposed offering, refinancing or sale of assets can be successfully completed or, if completed, that the terms will be favorable to us.

We may be unable to repay the notes when due or repurchase the notes when we are required to do so.

At final maturity of the notes or in the event of acceleration of the notes following an event of default, the entire outstanding principal amount of the notes will become due and payable. Upon a change of control event (as described herein), we will be required to offer to repurchase in cash all outstanding notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the repurchase date. If we were unable to make the required payments or repurchases of the notes, it would constitute an event of default under the indenture related to the notes and under our other financing agreements. The indentures for our other outstanding debt securities also provide for repurchase rights upon a change of control and our Credit Agreement requires repayment of amounts outstanding thereunder and certain other amounts. As a result, holders of our other debt securities may have the ability to require us to repurchase their debt securities before or at the same time as the holders of the notes offered hereby would have such repurchase rights. It is possible that we will not have sufficient funds at maturity, upon acceleration or at the time of the change of control event or other fundamental change to make the required repurchase of notes and other debt securities. In addition, certain change of control events would constitute an event of default under our senior credit facility, which could lead to a default on the notes or an inability to make a change of control payment on the notes.

A downgrade in our credit rating could negatively impact our cost of and ability to access capital and our liquidity.

Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could impact our ability to access debt markets in the future to refinance existing debt or obtain additional funds, affect the market value of our notes and increase our borrowing costs. Such ratings are limited in scope, and do not address all material risks relating to us, but rather reflect only the view of each rating agency of the likelihood we will be able to repay our debt at the time the rating is issued. An explanation of the significance of each rating may be obtained from the applicable rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Actual downgrades in our credit ratings may also impact our interest costs and liquidity. The interest rates under certain of our senior notes increases as credit ratings fall. Many of our existing commercial contracts contain, and future commercial contracts may contain, provisions permitting the counterparty to require increased security upon the occurrence of a downgrade in our credit rating. Providing additional security, such as posting letters of credit, could reduce our available cash or our liquidity under our Credit Agreement for other purposes. We had $209 million of letters of credit outstanding at June 30, 2020. The amount of additional financial assurance would depend on the severity of the downgrade from the credit rating agencies, and a downgrade could result in a decrease in our liquidity.

Active trading markets for the notes may not develop, which could make it more difficult for holders of the notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is no existing market for the notes. The notes will not be listed on any securities exchange. There can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

Risks Related to the Merger

In the event that the Merger is not consummated on or prior to the Outside Date or we have determined in our sole discretion that the consummation of the Merger cannot or is not reasonably likely to be satisfied prior thereto, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes.

If the Merger is not consummated on or before the Outside Date, or if we have decided that we will not pursue the consummation of the Merger or have determined in our sole discretion that the consummation of the Merger cannot or is not reasonably likely to be satisfied prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest, if any, to, but not including the date of redemption. See “Description of Notes—Special mandatory redemption.” Assuming we enter into the Credit Agreement Amendment, the terms of the Credit Agreement will not permit us to effect the Special Mandatory Redemption unless we satisfy certain liquidity requirements. If we do not satisfy such requirements, we will be required to seek a waiver from our lenders under the Credit Agreement, or we may not be permitted to effect the special mandatory redemption, in which case we would be in default under the indenture. We cannot assure you that we will have sufficient funds available to redeem the notes in full. In addition, even if we are able to redeem the notes pursuant to the mandatory redemption provision, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate or return on investment as high as what you otherwise would have received on your notes.

In addition, we will not be required to redeem the notes as long as the Merger closes prior to the Outside Date, even if between the closing of this offering and the closing of the Merger we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Merger Agreement are amended, including in material respects.

We may be unable to redeem the notes in the event of a Special Mandatory Redemption.

We are not obligated to place the proceeds of the offering of the notes in escrow or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds. If we do not complete the Merger on or prior to the Outside Date or if, prior to such date, have decided that we will not pursue the consummation of the Merger or have determined in our sole discretion that the consummation of the Merger cannot or is not reasonably likely to be satisfied prior to the Outside Date, we intend to use the net proceeds from this offering together with cash on hand and borrowings under our Credit Agreement to pay the Special Mandatory Redemption Price in connection with the Special Mandatory Redemption of the notes. However, in the event of a Special Mandatory Redemption, we may not have sufficient funds to purchase all of the notes. Additionally, assuming we enter into the Credit Agreement Amendment, the terms of the Credit Agreement will not permit us to effect the Special Mandatory Redemption unless we satisfy certain liquidity requirements. If we do not satisfy such requirements, we will be required to seek a waiver from our lenders under the Credit Agreement, or we may not be permitted to effect the Special Mandatory Redemption, in which case we would be in default under the indenture. See “Description of Notes—Special Mandatory Redemption.”

There can be no assurances when or if the Merger will be completed.

Although we expect to complete the Merger by the end of 2020, there can be no assurances as to the exact timing of completion of the Merger or that the Merger will be completed at all. The completion of the Merger is subject to numerous conditions, including, among others, (i) the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Montage common stock entitled to vote, (ii) the absence of any law, order or injunction prohibiting the Merger, (iii) the expiration or earlier termination of the waiting period under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, (iv) the SEC having declared effective Southwestern’s Registration Statement on Form S-4 filed in connection with the Merger, (v) the accuracy of each party’s representations and warranties, and (vi) each party’s compliance with its covenants and agreements contained in the Merger Agreement. There can be no assurance that the conditions required to complete the Merger will be satisfied or waived on the anticipated schedule, or at all.

We may not enter into the Credit Agreement Amendment on the same terms or at all and this offering is conditioned upon our entry into the Credit Agreement Amendment.

Although we expect to enter into the Credit Agreement Amendment before the closing of this offering, there can be no assurances as to the outcome or timing of the Credit Agreement Amendment, and this offering is conditioned upon our entry into the Credit Agreement Amendment. If we are unable to enter into the Credit Agreement Amendment on substantially the same terms, or at all, we will not able to close the offering.

If the Merger does not close, Southwestern will not benefit from the expenses incurred in connection therewith.

The Merger may not be completed. If the Merger is not completed, Southwestern will have incurred substantial expenses for which no ultimate benefit will have been received. Southwestern has incurred out-of-pocket expenses in connection with the Merger for investment banking, legal and accounting fees and financial printing and other costs and expenses, much of which will be incurred even if the Merger is not completed. The expenses we incur in connection with the Merger will likely exceed any expense reimbursement or termination fee payment that we may be entitled to receive under the Merger Agreement.

Termination of the Merger Agreement or failure to otherwise complete the Merger could negatively impact Southwestern’s business and financial results.

Termination of the Merger Agreement or any failure to otherwise complete the Merger may result in various consequences, including:

•

Southwestern’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	the market price of the notes may decline to the extent that the market price prior to termination reflects a market assumption that the Merger will be completed; and

•

negative reactions from the financial markets and customers may occur if the anticipated benefits of the Merger are not able to be realized. Such anticipated benefits may include, among others, operational efficiencies, cost savings, and synergies.

If the Merger is not consummated, Southwestern cannot assure you that the risks described above will not negatively impact the business, financial results, and ability to repay its outstanding indebtedness.

Potential litigation against Southwestern or Montage could result in an injunction preventing the completion of the Merger or a judgment resulting in the payment of damages.

Stockholders of Southwestern and/or Montage may file lawsuits against Southwestern or Montage and/or the directors and officers of either company in connection with the Merger. These lawsuits could prevent or delay the completion of the Merger and result in significant costs to Southwestern, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Southwestern’s business, financial condition, results of operations and cash flows.

If the Merger is completed, Southwestern may not achieve the anticipated benefits of the Merger, and the Merger may disrupt its current plans or operations.

The success of the Merger will depend, in part, on Southwestern’s ability to realize the anticipated benefits and cost savings from combining Southwestern’s and Montage’s businesses, and there can be no assurance that Southwestern and Montage will be able to successfully integrate or otherwise realize the anticipated benefits of the Merger. Difficulties in integrating Southwestern and Montage may result in the combined company performing differently than expected, in operational challenges, or in the failure to realize anticipated expense-related efficiencies. Potential difficulties that may be encountered in the integration process include, among others:

•	the inability to successfully integrate Montage in a manner that permits the achievement of full revenue, expected cash flows and cost savings anticipated from the Merger;

•	not realizing anticipated operating synergies;

•	integrating personnel from the two companies and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses or delays associated with and following the completion of the Merger;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and integrating Montage’s operations; and

•	the disruption of, or the loss of momentum in, Southwestern’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which Montage is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the Merger may trigger change in control and other provisions in certain agreements to which Montage is a party. For those agreements for which we and Montage are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. The foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

We will account for the merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Montage and its subsidiaries will be recorded, as of completion, at their respective fair values and added to ours. Our reported financial condition and results of operations for periods after completion of the merger will reflect Montage’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Montage and its subsidiaries for periods prior to the merger.

Under the acquisition method of accounting, the total purchase price will be allocated to Montage’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values, if any, will be recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $                million after deducting estimated offering expenses. We intend to use the net proceeds from this offering, together with the approximately $153 million in net proceeds we expect from the Stock Offering and up to $25 million in borrowings under the Credit Agreement, to fund a redemption of Montage Notes in connection with the consummation of the Merger. The Montage Notes are currently redeemable at a price of 102.219% of the principal amount thereof, plus accrued interest. As of June 30, 2020, approximately $510 million aggregate principal amount of Montage Notes was outstanding. The Montage Notes bear interest at a rate of 8.875% per annum and mature on July 15, 2023. If the Merger is not consummated, the net proceeds from this offering, cash on hand and borrowings under the Credit Agreement will be used to redeem the notes as described under “Description of Notes—Special mandatory redemption.” Until we apply the net proceeds from this offering for the purposes described above, we will use such proceeds to reduce the outstanding balance under the Credit Agreement.

Certain of the underwriters or their affiliates are lenders under our Credit Agreement and may hold the Montage Notes and, accordingly, may receive a substantial portion of the net proceeds of this offering. Accordingly, this offering is being made in compliance with FINRA Rule 5121. Please read “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2020:

•	on a consolidated historical basis;

•	on an as adjusted basis to give effect to the assumption of Montage’s cash and cash equivalents and long-term debt upon the closing of the Merger; and

•

on an as further adjusted basis to give effect to (i) this offering and (ii) the Stock Offering, which we expect to result in approximately $153 million of net proceeds, and the application of the proceeds described under “Use of Proceeds.”

The following table also sets forth Montage’s historical indebtedness as of June 30, 2020. There can be no assurance that we complete the Merger or the Stock Offering. The completion of this offering is not conditioned upon the Merger. If a Special Mandatory Redemption Event occurs, we intend to use the net proceeds from this offering and the Stock Offering, together with borrowings under the Credit Agreement, to fund a redemption of all outstanding notes. See “Description of Notes—Special mandatory redemption.”

You should read “Use of Proceeds” and our historical consolidated financial statements and the notes thereto that are incorporated by reference into this prospectus supplement.

	As of June 30, 2020
	Southwestern Historical	Montage Historical Indebtedness	As adjusted	As further adjusted
	(Unaudited) (Dollars in millions)
Cash and cash equivalents	$10	$9	$19		$19
Long-term debt(1):
Variable rate (1.860% at June 30, 2020) Revolving Credit Facility due April 2024(2)	336	—	336
4.10% Senior Notes due March 2022	206	—	206		206
4.95% Senior Notes due January 2025	852	—	852		852
7.50% Senior Notes due April 2026	612	—	612		612
7.75% Senior Notes due October 2027	435	—	435		435
Notes offered hereby	—	—	—		350
Montage Notes	—	510	510		—
Montage Credit Facility	—	160	160		—
Unamortized discount	(1)	(8)	(9)

Total debt	2,440	662	3,102

Equity:
Common stock, $0.01 par value; 1,250,000,000 shares authorized; issued 586,593,540 shares (historical and as adjusted) and 649,843,540 shares (as further adjusted) as of June 30, 2020	6		6		7
Preferred stock, $0.01 par value, 10,000,000 shares authorized, issued no shares as of June 30, 2020	—		—		—
Additional paid-in capital	4,730		4,730		4,882
Accumulated deficit	(3,678)		(3,678)		(3,678)
Accumulated other comprehensive loss	(33)		(33)		(33)
Common stock in treasury, 44,353,224 shares as of June 30, 2020	(202)		(202)		(202)

Total equity	823		823

Total capitalization	$3,263		$3,925	$

(1)	Presented net of unamortized issuance costs.

(2)	As of August 14, 2020, we had $408 million of borrowings under the Credit Agreement and $1,189 million of borrowing capacity under such facility. As of June 30, 2020, on an as adjusted basis, after giving effect to the Merger and the Stock Offering and this offering and the use of proceeds therefrom, we would have had $ million borrowings under the Credit Agreement after the expected payment of the outstanding balance under the Montage Credit Facility using borrowings under our Credit Agreement and $1,066 million of borrowing capacity under such facility. Until we apply the net proceeds from this offering as described in “Use of Proceeds,” we will use such proceeds to reduce the outstanding balance under our Credit Agreement. Please see “Recent Developments—Financing Transactions—Credit Agreement Amendment” for a discussion of the amendment to the Credit Agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

In April 2018, we entered into the Credit Agreement with a new revolving credit facility. The Credit Agreement has an aggregate maximum revolving credit amount of $3.5 billion and, in April 2020, the lenders under the Credit Agreement redetermined the borrowing base to be $1.8 billion, which also changed the aggregate commitments to that amount. The borrowing base is subject to redetermination at least twice a year, in April and October, and is secured by substantially all of the assets owned by the Company and its subsidiaries. The permitted lien provisions in the senior note indentures currently limit liens securing indebtedness to the greater of $2.0 billion or 25% of adjusted consolidated net tangible assets.

The Company may utilize the Credit Agreement in the form of loans and letters of credit. Loans under the Credit Agreement are subject to varying rates of interest based on whether the loan is a Eurodollar loan or an alternate base rate loan. Eurodollar loans bear interest at the Eurodollar rate, which is adjusted LIBOR for such interest period plus the applicable margin (as those terms are defined in the Credit Agreement documentation). The applicable margin for Eurodollar loans under the Credit Agreement ranges from 1.50% to 2.50% based on the Company’s utilization of the Credit Agreement. Alternate base rate loans bear interest at the alternate base rate plus the applicable margin. The applicable margin for alternate base rate loans under the Credit Agreement ranges from 0.50% to 1.50% based on the Company’s utilization of the Credit Agreement.

The Credit Agreement contains customary representations, warranties and covenants including, among others, the following covenants:

•	a prohibition against incurring debt, subject to permitted exceptions;

•	a restriction on creating liens on assets, subject to permitted exceptions;

•	restrictions on mergers and asset dispositions;

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business; and

•	maintenance of the following financial covenants:

3.	Minimum current ratio of no less than 1.00 to 1.00, whereby current ratio is defined as the Company’s consolidated current assets (including unused commitments under the credit agreement, but excluding non-cash derivative assets) to consolidated current liabilities (excluding non-cash derivative obligations and current maturities of long-term debt).

4.	Maximum total net leverage ratio of no greater than, with respect to each fiscal quarter ending on or after June 30, 2020, 4.00 to 1.00. Total net leverage ratio is defined as total debt less cash on hand (up to the lesser of 10% of credit limit or $150 million) divided by consolidated EBITDAX for the last four consecutive quarters. EBITDAX, as defined in the Credit Agreement as amended by the Credit Agreement Amendment, when effective, excludes the effects of interest expense, depreciation, depletion and amortization, income tax, any non-cash impacts from impairments, certain non-cash hedging activities, stock-based compensation expense, non-cash gains or losses on asset sales, unamortized issuance cost, unamortized debt discount and certain restructuring costs.

The Credit Agreement is secured by substantially all of the assets owned by the Company and its subsidiaries, and is guaranteed by each United States wholly-owned domestic subsidiary of the Company. The Credit Agreement contains customary events of default that include, among other things, the failure to comply with the financial covenants described above, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments and cross-defaults to material indebtedness. If an event of default occurs and is continuing, all amounts outstanding under the Credit Agreement may become immediately due and payable. As of June 30, 2020, the Company was in compliance with all of the covenants contained in the Credit Agreement.

We have obtained requisite consents from the lenders under our Credit Agreement and anticipate the Credit Agreement Amendment to be effective by the close of business on August 18, 2020, pursuant to which the Credit Agreement will be amended to:

(i) modify the maturity date under the Credit Agreement to add a springing maturity trigger 91 days prior to the maturity date of the Montage Notes after the assumption of the Montage Notes in connection with the consummation of the Merger, unless by which time at least $450 million of the Montage Notes have been redeemed, refinanced or amended such that their maturity date is extended to a date at least 91 days after the Credit Agreement maturity date of April 26, 2024;

(ii) permit the assumption of the Montage Notes (and any refinancing indebtedness thereof);

(iii) permit the redemption of certain indebtedness, including the Montage Notes, with proceeds (a) of the issuance of certain types of equity securities, (b) with permitted refinancing debt under certain conditions and timeframes or (c) with loans made under the Credit Agreement; and

(iv) require us to maintain minimum liquidity greater than or equal to the sum of the principal amount of the notes then-outstanding and 20% of available borrowings under the Credit Agreement to effect the Special Mandatory Redemption.

The closing of this offering is conditioned upon our entry into the Credit Agreement Amendment. There can be no assurances as to the outcome or timing of the Credit Agreement Amendment.

Senior Notes

As of June 30, 2020, we had outstanding $2,121 million of senior unsecured notes having various maturity dates and interest rates. See “Capitalization.”

Our existing senior notes are our unsecured senior obligations and rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and rank senior in right of payment to all of our future subordinated indebtedness. Our existing senior notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our direct and indirect, wholly owned subsidiaries that guarantee our Credit Agreement.

We may redeem certain series of our senior notes at any time at specified make-whole or redemption prices. Our senior notes are governed by indentures containing covenants that may limit our ability and our subsidiaries’ ability to incur certain indebtedness, enter into sale/leaseback transactions, and consolidate, merge or transfer assets. The indentures governing the senior notes will not have any financial or restricted payment covenants. The senior notes indentures have cross default provisions that apply to other indebtedness we may have from time to time, depending on the indenture.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes and summaries of certain provisions of the indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined in this prospectus supplement will have the meanings given to them in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. You may obtain a copy of the indenture from us upon request.

In this section, the terms “we,” “our,” “us” and “Southwestern Energy Company” refer solely to Southwestern Energy Company and not its subsidiaries. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for that purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company, or DTC, or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form, book-entry procedures and transfer” below.

The notes

The notes will be issued as a new series of our senior debt securities described in the accompanying base prospectus, under an indenture dated as of September 25, 2017 (the “base indenture”) between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture thereto to be entered into on the closing date of this offering by and among us, the guarantors party thereto and the trustee (the base indenture, as so supplemented, being referred to herein as the “indenture”). The terms of the notes will be as set forth herein and in the accompanying base prospectus, provided that to the extent that any terms of the notes or the indenture in this “Description of Notes” are different than the description in the base prospectus, this description will govern.

The notes will mature on                 , 2028. Unless previously redeemed or purchased and cancelled, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the notes in U.S. dollars.

The notes will be

•	our senior unsecured debt obligations;

•	rank equally with all of our other present and future senior unsecured indebtedness;

•

be effectively subordinated to any of our secured indebtedness, including the indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness; and

•	unconditionally guaranteed by the guarantors on a senior unsecured basis.

The notes will be issued in registered, book-entry form only without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be subject to defeasance as described under “—Defeasance” below.

The indenture and the notes will not limit the amount of indebtedness that may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us, except as described under “Certain covenants” below. The base indenture will provide that we may issue other series of debt securities thereunder.

The notes will be issued in the aggregate initial principal amount set forth on the cover of this prospectus supplement, subject to our ability to issue additional notes as described under “—Further issuances.”

The guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our direct and indirect, wholly owned subsidiaries that guarantee our revolving credit facility. Each guarantee of the notes will be

•	our guarantors’ senior unsecured debt obligations;

•	rank equally with all of our guarantors’ other present and future senior unsecured indebtedness; and

•

effectively subordinated to any of our guarantors’ secured indebtedness, including the indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

If, in the future, any of our non-guarantor subsidiaries guarantees, becomes a borrower or guarantor under, or grants any lien to secure any obligations pursuant to, (i) our revolving credit facility or any future credit facility, or (ii) any other indebtedness for money borrowed in excess of $500.0 million, then we will cause such subsidiary to become a guarantor of the notes by executing a supplement to the indenture and delivering such supplement to the trustee promptly (but in any event, within ten business days of the date on which it guaranteed or incurred such obligations or granted such lien, as the case may be). In the event of a bankruptcy, liquidation or reorganization of any subsidiary that does not guarantee the notes, such non-guarantor subsidiary will pay the holders of its debt or debt it guarantees and its trade creditors before it will distribute any of its assets to us.

The obligations of each guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. If a subsidiary guarantee is rendered voidable, it could be subordinated by a court to all other debt (including guarantees and other contingent liabilities) of the applicable guarantor, and, depending on the amount of such debt, a guarantor’s liability on its subsidiary guarantee could be reduced to zero.

The indenture will limit the ability of a guarantor to consolidate with or merge with or into any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets and the properties or assets of its subsidiaries (taken as a whole with the properties or assets of such guarantor) to another person in one or more related transactions.

Each of our subsidiaries’ guarantees will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of our direct or indirect limited partnership, limited liability company or other equity interests in, that guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) an affiliate of us;

(2) upon the merger of the guarantor into us or any other guarantor or the liquidation or dissolution of the guarantor;

(3) upon legal defeasance or covenant defeasance as described below under the caption “—Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and discharge”; or

(4) upon delivery of written notice to the trustee of the release of all guarantees or other obligations of the guarantor under our revolving credit facility and any future credit facility or term loan or other indebtedness such that the subsidiary would not be required to be a guarantor under the second paragraph of this covenant.

If at any time following any release of a guarantor from its guarantee of the notes pursuant to clause (4) in the preceding paragraph, the guarantor again incurs obligations under our revolving credit facility or any future credit facility or term loan or other indebtedness such that the subsidiary would be required to be a guarantor under the second paragraph of this covenant, then we will cause the guarantor to again guarantee the notes in accordance with the indenture.

Interest

Interest will accrue on the notes at the rate of     % per year from the date of issuance. We will make interest payments on the notes semi-annually in arrears on             and             of each year, commencing on                , 2021 to the Person in whose name such notes are registered at the close of business on the immediately preceding                 and                 , as applicable. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date for the notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Further issuances

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes having the same terms as the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes will form a single series with the notes and have the same terms as to status, optional redemption, special mandatory redemption (if issued prior to the Outside Date) or otherwise as the notes, provided that the further notes will have a separate CUSIP number unless (i) the further notes have no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (ii) such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Special mandatory redemption

If (i) the Merger has not been completed on or prior to 11:59 p.m. (New York City time) on February 12, 2021 (the “Outside Date”), or (ii) prior to 11:59 p.m. (New York City time) on the Outside Date, (a) we have decided that we will not pursue the consummation of the Merger or (b) we have determined in our sole discretion that the consummation of the Merger cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the Outside Date (the earlier to occur of the events described in clauses (i) and (ii) of this sentence, a “Special Mandatory Redemption Event”), we will be required to redeem all of the outstanding notes on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 100% of the initial issue price of such notes, plus accrued and unpaid interest from the date of initial issuance of such notes to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than three Business Days following such Special Mandatory Redemption Event) notify the holders of such event (with an officers’ certificate certifying the occurrence of the Special Mandatory Redemption Event to be simultaneously delivered to the trustee) (such date of notification to the holders, the “Special Mandatory Redemption Notice Date”), that the notes will be redeemed no later than five business days (and no sooner than two business days) after the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case in accordance with the applicable provisions of the indenture. The notice provided on the Special Mandatory Redemption Notice Date shall notify each holder in accordance with the applicable provisions of the indenture that all of the outstanding notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of the notes. At or prior to 10:00 a.m., New York City time, on the Special Mandatory Redemption Date, we will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for all of the notes to be redeemed and direct the trustee to redeem the notes on the Special Mandatory Redemption Date. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date and the trustee shall cause the redemption of the notes and the payment of the Special Mandatory Redemption Price in accordance with the directions provided by us to the holders of the notes.

There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of holders of the notes. Upon the consummation of the Merger, the foregoing provisions regarding Special Mandatory Redemption will cease to apply.

Optional redemption

On or after                      , 2023, we may on any one or more occasions redeem all or a part of the notes, upon notice as provided in the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on                 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2023		%
2024		%
2025		%
2026 and thereafter	100.000%

At any time prior to                 , 2023, we may on any one or more occasions redeem all or a part of the notes, upon notice as provided in the indenture, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the relevant Applicable Premium, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date. We will mail or cause to be mailed a notice of redemption at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction or waiver of any conditions specified in the notice of redemption. If less than all of the notes are to be redeemed, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis (subject to the procedures of DTC) or, to the extent a pro rata basis is not permitted, by lot or in such other manner as the trustee shall deem to be fair and appropriate.

However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original note.

“Applicable Premium” means, with respect to any note at any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at                 , 2023 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments due on the note through                 , 2023 (in each case excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months); over

(b) the principal amount of the note.

“Treasury Rate” means, in respect of any redemption date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two business days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                 , 2023; provided, however, that if the period from the redemption date to such date, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. We will (a) calculate the Treasury Rate no later than the second (and no earlier than the fourth) business day preceding the applicable redemption date and (b) prior to such redemption date, file with the trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail; provided that the Trustee shall not be responsible for any such calculation.

Change of control event

If a change of control event occurs with respect to the notes, each holder of notes will have the right, pursuant to the terms set forth in the indenture, to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereafter) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following a change of control event, if we have not (prior to the change of control event) sent a redemption notice for all of the notes in connection with an optional redemption permitted by the indenture, we will mail a notice (the “change of control offer”) to each holder of notes, with a copy to the trustee, stating:

(1) that a change of control event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, up to but excluding the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “change of control payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “change of control payment date”);

(3) that any note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless we default in the payment of the change of control payment, all notes accepted for payment pursuant to the change of control offer will cease to accrue interest on the change of control payment date;

(5) that holders electing to have any notes purchased pursuant to a change of control offer will be required to surrender such notes (in accordance with DTC procedures, if in global form), with the form entitled “Option of

Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the Business Day preceding the change of control payment date;

(6) that holders will be entitled to withdraw their tendered notes and their election to require us to purchase such notes, provided that the paying agent receives, not later than the close of business on the Business Day preceding the change of control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased;

(7) that holders electing to have their notes purchased pursuant to a change of control offer must specify the principal amount that is being tendered for purchase. The principal amount of the portion of notes tendered must be equal to $2,000 or an integral multiple of $1,000 thereafter;

(8) that if we are redeeming less than all of the notes, the holders of the remaining notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1,000 thereafter; and

(9) the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the change of control payment date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes (of at least $2,000 or an integral multiple of $1,000 thereafter) properly tendered pursuant to the change of control offer;

(2) deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered and not properly withdrawn the change of control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter.

If the change of control payment date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the change of control offer.

The provisions described above will be applicable to any change of control event whether or not any other provisions of the indenture are applicable. Except as described above with respect to a change of control event, the indenture will not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a change of control offer upon a change of control event if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all notes validly tendered and not withdrawn under such change of control offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a change of control event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, or compliance with the change of control event provisions of the indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase notes pursuant to a change of control offer may be limited by a number of factors. The occurrence of certain of the events that constitute a change of control would constitute a default under our senior credit facility. In addition, certain events that may constitute a change of control under our senior credit facility and cause a default under that agreement will not constitute a change of control or a change of control event under the indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control or a change of control event. Moreover, the exercise by the holders of their right to require us to repurchase the notes following a change of control in connection with a change in control event could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our senior credit facility and other and/or future indebtedness may prohibit our prepayment or repurchase of notes before their scheduled maturity. Consequently, if we are not able to prepay any such other indebtedness containing similar restrictions or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a change of control, resulting in a default under the indenture. A default under the indenture may result in a cross-default under our senior credit facility. The provisions described above may deter certain mergers, tender offers and other takeover attempts involving us. The change of control purchase feature is a result of negotiations between the initial purchasers of the original notes and us. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control or a change of control event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under “Certain covenants—Limitation on liens” and “Certain covenants—Limitation on sale and leaseback transactions.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The definition of “change of control” includes a disposition of all or substantially all of the assets of Southwestern Energy Company (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a change of control event may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) prior to the occurrence of such change of control event.

Under the indenture:

•

“capital stock” means, as to any Person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

•	“change of control” means the occurrence of any of the following:

(a) any “Person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of Southwestern Energy Company; provided that a transaction in which Southwestern Energy Company becomes a subsidiary of another Person shall not constitute a change of control if, immediately following such transaction, (i) the Persons who were stockholders of Southwestern Energy Company immediately prior to such transaction continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding voting stock of such other Person of whom Southwestern Energy Company has become a subsidiary and (ii) no Person other than such other Person of whom Southwestern Energy Company has become a subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of Southwestern Energy Company;

(b) the merger or consolidation of Southwestern Energy Company with or into another Person or the merger of another Person with or into Southwestern Energy Company, or the sale, lease or other disposition of all or substantially all the assets of Southwestern Energy Company (determined on a consolidated basis) to another Person, other than (i) (A) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of Southwestern Energy Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving Person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (a) of this definition of “change of control” or (b) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the notes and a subsidiary of the transferor of such assets; or

(c) the adoption of a plan relating to the liquidation or dissolution of Southwestern Energy Company.

•

“change of control event” means the occurrence of either of the following: (i) if the notes do not have an investment grade rating from both of the rating agencies on the first day of the trigger period, the notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the notes on the first day of the trigger period by both of the rating agencies on any date during the trigger period, or (ii) if the notes have an investment grade rating from both of the rating agencies on the first day of the trigger period, the notes cease to have an investment grade rating from both of the ratings agencies on any date during the trigger period; provided, however, that for so long as any of our existing senior notes are outstanding, if we are required to offer to purchase any such existing senior notes as a result of the occurrence of a change of control (as defined in such existing senior notes), then the occurrence of such change of control shall constitute a change of control event. For purposes of the foregoing, “existing senior notes” means our 4.10% senior notes due 2022, our 4.95% senior notes due 2025, our 7.50% senior notes due 2026 and our 7.75% senior notes due 2027.

If a rating agency is not providing a rating for the notes at the commencement of the trigger period, a change of control event shall be deemed to have occurred with respect to such rating agency as a result of the related change of control. Notwithstanding the foregoing, no change of control event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually occurred.

•

“investment grade rating” means a rating equal to or greater than (i) BBB- by S&P or (ii) Baa3 by Moody’s or (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating of any other Ratings Agency selected by Southwestern Energy Company as provided by the definition of Ratings Agency.

•	“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

•

“Ratings Agency” means any of (1) Moody’s, (2) S&P; or (3) if S&P or Moody’s ceases to rate the notes or ceases to make a rating on the notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Section 3(a)(62) of the Exchange Act) then making a rating on the notes publicly available selected by Southwestern Energy Company (as certified by an officer’s certificate), which shall be substituted for S&P or Moody’s, as the case may be.

•	“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

•

“trigger period” means the period commencing on the day of the first public announcement (the “announcement date”) by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as either of the rating agencies has publicly announced that it is considering a possible ratings downgrade related to such change of control).

•

“voting stock” of a Person means all classes of capital stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Certain covenants

Except as described below, we will not be restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture will not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture will not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The indenture will not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of the notes upon certain events (other than a change of control event) that may adversely affect the creditworthiness of the notes, for example, a highly leveraged transaction.

Limitation on Liens

We will not, and will not permit any of our subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money secured by a lien on (a) productive property, (b) any principal transmission facility or (c) any shares of stock of any subsidiary (collectively, (a), (b) and (c), “principal property”), if the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt referred to in clauses (i)-(vii) below); and

•

all attributable debt of us or our subsidiaries in respect of sale and leaseback transactions involving any principal property (other than sale and leaseback provisions permitted pursuant to the second paragraph of the covenant “—Limitation on sale and leaseback transactions” below), exceeds the greatest of (i) $2.0 billion, (ii) 25% of our ACNTA at the time of incurrence and (iii) with respect to borrowings under the credit agreement, the “borrowing base” as defined below, unless we provide that the notes will be secured equally and ratably with (or, at our option, prior to) such secured debt.

The provisions described in the foregoing paragraph do not apply to liens incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, also do not apply to liens on principal property:

(i) upon any principal property (including any related contract rights) existing at the time of acquisition thereof by us or any of our subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such lien is not incurred in contemplation of such acquisition);

(ii) securing indebtedness under credit facilities of any subsidiary, provided that the aggregate principal amount of any indebtedness under such credit facilities shall not exceed $500.0 million at any time outstanding;

(iii) upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by us or any of our subsidiaries (including, but not limited to, liens to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of the indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(iv) securing indebtedness owing by any of our subsidiaries to us or to other subsidiaries;

(v) arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(vi) for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any lien referred to in the foregoing subsections (i) or (iii) or above or this subsection (vi); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(vii) any ordinary course lien arising, but only so long as continuing, in the ordinary course of our business or the business of our subsidiaries.

In all of the cases set forth above, notwithstanding any stated limitation on the assets that may be subject to such lien, a lien on a specified asset or group or type of assets may include liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

Under the indenture:

•	“ACNTA” means (without duplication), as of the date of determination:

(a)	the sum of:

(i) discounted future net revenue from proved crude oil and natural gas reserves of us and our subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the our most recently completed fiscal year, which reserve report is prepared or audited by independent petroleum engineers as to at least 80% of the value of the reserves covered thereby, provided, however, that in lieu of using commodities prices and costs determined under SEC guidelines in such reserve report and for all purposes of this definition, such discounted future net revenue shall be adjusted using NYMEX prices after giving further effect to commodity derivatives contracts in effect on the date of determination and estimates of costs in light of prevailing market conditions in effect as of the date of determination, in each case as determined in good faith by us, as increased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes of:

(A) estimated proved crude oil and natural gas reserves of us and our subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(B) estimated proved crude oil and natural gas reserves of us and our subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year-end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above), in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (except utilizing commodities prices and costs as set forth above) before any state or federal income taxes, and as decreased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes attributable to:

(C) estimated proved crude oil and natural gas reserves of us and our subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) produced or disposed of since the date of such year-end reserve report, and

(D) reductions in the estimated proved crude oil and natural gas reserves of us and our subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above)

since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs as set forth above) before any state or federal income taxes;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D) above, such increases and decreases shall be as estimated in good faith by us;

(ii) the capitalized costs that are attributable to crude oil and natural gas properties of us and our subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on our books and records as of a date no earlier than the date of our latest annual or quarterly financial statements;

(iii) the net working capital, excluding unrealized gains and losses related to unsettled derivatives, on a date no earlier than the date of our latest annual or quarterly financial statements; and

(iv) the greater of (I) the net book value on a date no earlier than the date of our latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of us and our subsidiaries (provided that we shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i) minority interests;

(ii) any net gas or other balancing liabilities of us and our subsidiaries reflected in the our latest audited consolidated financial statements;

(iii) the discounted future net revenue, calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs set forth above) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of us and our subsidiaries with respect to volumetric production payments on the schedules specified with respect thereto; and

(iv) the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to dollar denominated production payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (except utilizing the commodities prices and costs set forth above), would be necessary to satisfy fully the obligations of us and our subsidiaries with respect to dollar denominated production payments on the schedules specified with respect thereto.

For the avoidance of doubt, references in this definition to “oil and natural gas reserves” shall include any reserves attributable to natural gas liquids and other hydrocarbons.

•

“attributable debt” means, in respect of a sale and leaseback transaction, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale and leaseback transaction results in a finance lease obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “finance lease obligation.”

•

“borrowing base” means, with respect to borrowings under the credit agreement and any amendment to and/or modification or replacement thereof in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the oil and gas properties and other assets of Southwestern Energy Company and its subsidiaries against which such lenders are prepared to provide loans, letters of credit or other indebtedness to Southwestern Energy Company and its subsidiaries under the Credit Agreement, using customary practices and standards for determining reserve-based loans and which are generally applied to borrowers in the oil and gas business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for by the credit agreement, and which is based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of Southwestern Energy Company and its subsidiaries.

•

“credit agreement” means that certain Credit Agreement, dated as of April 26, 2018, by and among Southwestern Energy Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case with one or more reserve-based borrowing base credit facilities with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency.

•

“credit facilities” means one or more debt facilities (including, without limitation, our senior credit facility), indentures or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for debt financing, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

•	“dollar-denominated production payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

•

“finance lease obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

•

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

•

“hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

•

“Merger” means the merger of Montage Resources Corporation, a Delaware corporation, with and into the Company, with the Company being the surviving entity pursuant to that certain Agreement and Plan of Merger by and between Southwestern Energy Company and Montage Resources Corporation dated as of August 12, 2020, as it may be amended, supplemented or modified from time to time.

•	“net working capital” means:

(a) all current assets of us and our subsidiaries, minus

(b) all current liabilities of us and our subsidiaries, except current liabilities included in indebtedness; in each case determined in accordance with GAAP.

•

“NYMEX prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a five year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the New York Mercantile Exchange (or its successor) as of a date within 30 days of the date of determination and (ii) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

•

“oil and gas business” means (i) the acquisition, exploration, exploitation, development, production, treatment, operation, servicing, processing, refining and disposition of interests in oil, gas and other hydrocarbon properties (including the acquisition of properties and interests therein the Company in its reasonable judgment deems necessary or appropriate for the activities described in the foregoing), (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or exploitation, development, production, treatment, operation, servicing, processing, refining, storage, transportation or marketing of oil, natural gas and other hydrocarbon product and other minerals and products produced in association therewith and (iv) any activity that is ancillary or incidental to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

•

“oil and gas properties” means all properties, including equity or other ownership interest therein, owned by such Person or any of its subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

•	“ordinary course lien” means any:

(a) lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(b) lien created by any interest or title of a lessor under any lease entered into by us or any subsidiary in the ordinary course of business and covering only the assets so leased;

(c) liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(d) lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(e) oil, gas or mineral leases arising in the ordinary course of business where the liens arise from the rights of lessors;

(f) customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business;

(g) liens on cash and cash equivalents in favor of, and letters of credit issued for the benefit of, counterparties to swap agreements securing obligations under such swap agreements;

(h) lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(i) liens which may be attached to undeveloped real estate not containing oil or gas reserves presently owned by us in the ordinary course of our real estate, sales development and rental activities;

(j) liens in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, liens to secure indebtedness of pollution control or industrial revenue bond type; and

(k) lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of us or any subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of us or any subsidiary.

•

“principal transmission facility” means any transportation or distribution facility, including pipelines, of us or any subsidiary located in the United States of America other than (i) any such facility which in the opinion of our Board of Directors is not of material importance to the business conducted by us and its subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by us or by one or more subsidiaries or by us and one or more subsidiaries and by others and the aggregate interest held by the Borrower and all Subsidiaries does not exceed 50%.

•

“productive property” means any property interest owned by us or any subsidiary in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by us or such subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

•

“sale and leaseback transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to us or our subsidiary of any property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

•	“secured debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by us or one of our subsidiaries that is secured by a lien.

•

“swap agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of us or any of our subsidiaries shall be a “swap agreement.”

•	“volumetric production payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

Limitation on sale and leaseback transactions.

Neither we nor any of our subsidiaries may enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction involving any principal property, unless after giving effect thereto the sum of all attributable debt in respect of such sale and leaseback transactions (other than those referred to in the following paragraph) does not exceed $250.0 million.

This restriction shall not apply to any sale and leaseback transaction (A) between us and any of our subsidiaries or between any of our subsidiaries or (B) for which, at the time the transaction is entered into, the term of the related lease to us or our subsidiary of the property sold pursuant to such transaction is three years or less.

Consolidation, merger and sale of assets.

The indenture will provide that we may not consolidate with or merge into any other Person or sell, lease or transfer all or substantially all of our assets (determined on a consolidated basis) unless:

•

in the case of a merger or consolidation, either we shall be the continuing or surviving Person or the Person formed by such consolidation or into which we are merged or the Person which acquires our assets is organized in the United States of America (including any state or the District of Columbia) and expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on the notes and the performance of every covenant of the indenture on our part;

•

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger or sale, the successor entity formed by such consolidation or into which we are merged or to which such sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the notes.

Events of default, notice and waiver

The indenture will provide that if an event of default shall have occurred and be continuing, then either the trustee or the holders of not less than 25% in outstanding principal amount of the notes may declare to be due and payable immediately the outstanding principal amount of such notes, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all of the notes, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indenture, an event of default is any one of the following events:

(1) default for 30 days in payment of any interest payable when due;

(2) default in payment of principal, or premium, if any, at maturity or on redemption or otherwise when and as due;

(3) default for 90 days after notice to us by the trustee, or by the holders of 25% in aggregate principal amount of the notes then outstanding, in the performance of any other agreement in the indenture;

(4) principal of or interest on indebtedness for borrowed money of us or any significant subsidiary (within the meaning of Regulation S-X under the Securities Act) is not paid within any applicable grace period after payment is due, or the principal thereof is accelerated by the holders thereof because of a default, and the total principal amount of such indebtedness in either case exceeds $100.0 million and such acceleration is not rescinded or annulled within 30 days; provided that such event of default will be cured or waived if (i) the default that resulted in the acceleration of such other indebtedness is cured or waived and (ii) the acceleration is rescinded or annulled;

(5) certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries;

(6) except as otherwise provided in the indenture, any subsidiary guarantee ceases to be in full force and effect; and

(7) the failure to consummate the Special Mandatory Redemption, to the extent required, as described under “—Special mandatory redemption.”

The indenture will provide that the trustee will, within 90 days after obtaining knowledge of a default with respect to the notes, give to the holders of the notes notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on any notes the trustee will be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the notes. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture will provide that the holders of a majority in outstanding principal amount of the notes may, subject to certain exceptions, on behalf of the holders of notes direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the notes may on behalf of the holders of the notes rescind a declaration of acceleration or waive any past default or event of default except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on any such note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such note.

No holder of a note will have any right to institute any proceeding with respect to the indenture or the notes or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has not received from the holders of a majority in outstanding principal amount of the notes a direction inconsistent with such request; and

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice.

However, such limitations do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of, or premium or interest, if any, on the notes on or after the respective due dates expressed in the notes after any applicable grace periods have expired.

Modification and waiver

The trustee and we may amend or supplement the indenture or the notes without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	to add guarantees with respect to the notes or to secure the notes;

•	to add to the covenants of Southwestern Energy Company for the benefit of holders of the notes or to surrender any right or power conferred on us in the indenture;

•	to add any additional events of default with respect to the notes;

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that would provide any additional rights or benefits to the holders of notes and that does not adversely affect any such holder in any material respect;

•

evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee; or

•

to correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as such actions shall not adversely affect the interests of any holder.

In addition, except as described below, modifications and amendments of the indenture or the notes may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the notes. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any note;

•

reduce the principal amount of or change or have the effect of changing the stated maturity of the principal of, or any installment of principal of, the notes, or change the date on which the notes may be subject to redemption, or reduce any premium payable upon the redemption thereof or the redemption price therefor;

•	change the currency in which the notes are payable;

•

make any change to the provisions of the indenture entitling each holder to receive payment of principal of, premium and interest on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the outstanding notes to waive defaults or events of default; or

•	change any obligation of us to maintain an office or agency in the place and for the purposes specified in the indenture.

Defeasance

The indenture will provide that we will be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on the notes), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on the stated maturity date of such principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of (x) an opinion of counsel who is reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the beneficial owners of the notes and (y) an officer’s certificate meeting the requirements set forth in the indenture. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, other than our covenant to pay the amounts due and owing with respect to the notes. Thereafter, any such omission shall not be an event of default with respect to the notes, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the indenture and the notes other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the beneficial owners of the notes.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the notes are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the notes.

Satisfaction and discharge

At our option, we may satisfy and discharge the indenture with respect to the notes (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all notes previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation or (b) all such notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on the notes;

•	we have paid or caused to be paid all other sums payable under the indenture; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture have been satisfied.

Regarding the trustee

U.S. Bank National Association will be the trustee under the indenture. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on the notes when and as the same becomes due and payable; however the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture will not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any notes are in default, it must eliminate such conflict or resign.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

General

The notes will be issued initially only in the form of one or more global notes (collectively, the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the global notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a Person that takes delivery through a global note in accordance with the certification requirements described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of book-entry notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of the participants designated by the underwriters with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are participants may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank SA/NV, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium, if any, on, and interest, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of us, DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any of the participants or the indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of book-entry notes for certificated notes

Notes in physical, certificated form will be issued and delivered to, and registered in the name of, each Person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•

certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default under the indenture followed by a request from holders of the notes as provided in the indenture.

The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws, are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to beneficial owners who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to beneficial owners subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax consequences applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or other taxable disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting and backup withholding when such U.S. Holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish the U.S. Holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the U.S. Holder has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that the U.S. Holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax consequences applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of interest

Subject to the discussion of backup withholding and FATCA withholding below, interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such Non-U.S. Holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S.

Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or other taxable disposition

Subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder certifies its non-U.S. status as described above under “—Payments of interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each of its direct or indirect substantial United States owner to the applicable withholding agent, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Citigroup Global Markets Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
BofA Securities, Inc.
Wells Fargo Securities, LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Truist Securities, Inc.
BMO Capital Markets Corp.
Credit Agricole Securities (USA) Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
CIBC World Markets Corp.
HSBC Securities (USA) Inc.
KeyBanc Capital Markets Inc.
Regions Securities LLC
BBVA Securities Inc.
Citizens Capital Markets, Inc.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.

Total		$350,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement. In addition, the underwriters

may offer the notes to certain dealers at prices that represent a concession not in excess of                 % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of                 % of the notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discount to be paid by us to the underwriters in connection with this offering:

Paid by Us
Per note	$
Total	$

The expenses of the offering, not including the underwriting discounts, are estimated at $                and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended settlement

Delivery of the notes is expected to be made against payment therefor on or about                 , 2020, which is the seventh business day following the date of pricing of the notes (such settlement being referred to as “T+7.”) Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second trading day preceding the date on which we deliver the notes to the underwriters for this offering will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their affiliates are lenders under our Credit Agreement and may hold the Montage Notes. Accordingly, certain of the underwriters or their affiliates may receive payments in respect of the Montage Notes and borrowings under our Credit Agreement that are repaid with the proceeds of this offering. Specifically, because affiliates of Citigroup Global Markets Inc., BofA Securities, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and RBC Capital Markets, LLC are lenders under the Credit Agreement and will each receive 5% or more of the net proceeds of this offering due to temporary reduction in the balance thereunder, each of these underwriters is deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being conducted in accordance with FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the prospectus supplement. Goldman Sachs & Co. LLC has agreed to act as a qualified independent underwriter for this offering. Goldman Sachs & Co. LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Goldman Sachs & Co. LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Prohibition of Sales to EEA and United Kingdom Retail Investors

No notes are intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling any notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

Notice to Prospective Investors in the United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter agrees that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the issuer was not an authorized person apply to the issuer;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to prospective investors in the Dubai international financial centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes] pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

LEGAL MATTERS

The validity of the issuance of the notes covered by this prospectus supplement will be passed upon for Southwestern Energy Company by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Southwestern for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Montage Resources Corporation incorporated by reference in this Prospectus Supplement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of Southwestern’s oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve audit prepared by Netherland, Sewell & Associates, Inc., Houston, Texas, an independent petroleum engineering firm. Those estimates are included or incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in such matters.

PROSPECTUS

Southwestern Energy Company

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “SWN.” On August 17, 2020, the last reported sale price of our common stock on the New York Stock Exchange was $2.97 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information contained in the applicable prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Southwestern,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Southwestern Energy Company and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities. References in this prospectus to the “Subsidiary Guarantors” means one or more of our wholly owned subsidiaries that are listed as subsidiary guarantor registrants in the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that web site is http://www.sec.gov.

Our web site address is www.swn.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2020.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on April 30, 2020 and July 30, 2020, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on May 26, 2020, June 4, 2020, June 8, 2020 and August 12, 2020 and on Form 8-K/A filed with the SEC on August 12, 2020.

•

The description of our Common Stock contained in our Registration Statement on Form 8-A, dated October 23, 1981, as amended by Amendment No. 1 filed with our Current Report on Form 8-K dated July 8, 1993 and Amendment No. 2 filed with our Current Report on Form 8-K/A dated August 3, 2006.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Southwestern Energy Company

10000 Energy Drive

Spring, Texas 77389-4954

Attn. Investor Relations

(832) 796-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Southwestern is an independent energy company engaged in exploration, development and production activities, including the related marketing of natural gas, oil and natural gas liquids (“NGLs”) produced in our operations. Southwestern is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. We currently operate exclusively in the United States. Our common stock is listed and traded on the NYSE under the ticker symbol “SWN.”

The bulk of our operations, which we refer to as “Exploration and Production” (“E&P”), are focused on the finding and development of natural gas, oil and NGL reserves. We are also focused on creating and capturing additional value through our marketing business, which we refer to as “Marketing” but previously referred to as “Midstream” when it included the operation of gathering systems.

E&P. Our primary business is the exploration for and production of natural gas, oil and NGLs, with our ongoing operations focused on the development of unconventional natural gas reservoirs located in Pennsylvania and West Virginia. Our operations in northeast Pennsylvania, which we refer to as “Northeast Appalachia,” are primarily focused on the unconventional natural gas reservoir known as the Marcellus Shale. Our operations in West Virginia and southwest Pennsylvania, which we refer to as “Southwest Appalachia,” are focused on the Marcellus Shale, the Utica and the Upper Devonian unconventional natural gas, oil and NGL reservoirs. Collectively, we refer to our properties in Pennsylvania and West Virginia as “Appalachia.”

Marketing. Our marketing activities capture opportunities that arise through the marketing and transportation of natural gas, oil, and NGLs primarily involving the marketing of our own equity production and that of royalty owners in our wells. Additionally, we manage portfolio and locational, or basis, risk, acquire transportation rights on third-party pipelines and, in limited circumstances, purchase third-party natural gas to fulfill commitments specific to a geographic location.

We filed our certificate of incorporation with the Secretary of State of Delaware on February 24, 2006.

Our principal executive offices are located at 1000 Energy Drive, Spring, Texas 77389-4954 and our telephone number is (832) 796-1000. The Company also maintains offices in Tunkhannock, Pennsylvania and Morgantown, West Virginia.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this prospectus are “forward-looking” statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “model,” “target” and similar expressions. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, are also forward-looking statements. These forward-looking statements involve external risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” and in the documents incorporated by reference herein.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this paragraph. These risks and uncertainties include, among others:

•

the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids (“NGLs”), including regional basis differentials and the impact of reduced demand for our production and products in which our production is a component due to governmental and societal actions taken in response to the COVID-19 pandemic;

•	our ability to fund our planned capital investments;

•	a change in our credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate (“LIBOR”);

•	the extent to which lower commodity prices impact our ability to service or refinance our existing debt;

•	the impact of volatility in the financial markets or other global economic factors, including the impact of COVID-19;

•	difficulties in appropriately allocating capital and resources among our strategic opportunities;

•	the timing and extent of our success in discovering, developing, producing and estimating reserves;

•	our ability to maintain leases that may expire if production is not established or profitably maintained;

•	our ability to realize the expected benefits from acquisitions;

•	our ability to transport our production to the most favorable markets or at all;

•	availability and costs of personnel and of products and services provided by third parties;

•

the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing, climate and over-the-counter derivatives;

•	the impact of the adverse outcome of any material litigation against us or judicial decisions that affect us or our industry generally;

•	the effects of weather;

•	increased competition;

•	the financial impact of accounting regulations and critical accounting policies;

•	the comparative cost of alternative fuels;

•	credit risk relating to the risk of loss as a result of non-performance by our counterparties; and

•	any other factors listed in the reports we have filed and may file with the SEC.

Developments in any of these areas could cause our actual results to differ materially from those anticipated or projected. You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the section titled “Risk Factors” in this prospectus and the risk factors described in any applicable prospectus supplement, together with those in our latest Annual Report on Form 10-K, and any updates to those risk factors included in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Except as required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of the date of this prospectus, we are authorized to issue up to 1,250,000,000 shares of common stock, par value $0.01 per share.

We may issue additional shares of our common stock at times and under circumstances so as to have a dilutive effect on our earnings per share, our net tangible book value per share and on the equity ownership of the holders of our common stock. If we issue shares of our common stock, the prospectus supplement relating to an offering will set forth the information regarding any dilutive effect of that offering.

The following description is a summary of the material provisions of our common stock but does not purport to be complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should refer to our certificate of incorporation and bylaws for additional information.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SWN.” Any additional common stock that we issue will also be listed on the New York Stock Exchange, unless otherwise indicated in a prospectus supplement.

Dividends

We currently do not pay dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. All decisions regarding the declaration and payment of dividends and stock repurchases are at the discretion of our board of directors and will be evaluated regularly in light of our financial condition, earnings, growth prospects, funding requirements, applicable law and any other factors that our board of directors deems relevant.

Fully Paid

All of our outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock will also be fully paid and non-assessable when issued.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors.

Other Provisions

We will notify holders of our common stock of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up, whether voluntarily or not, our common stockholders will share equally in the assets remaining after we pay our creditors. Our board of directors may make rules and regulations concerning the transfer of shares of our common stock from time to time, in accordance with our bylaws. Holders of our common stock will have no conversion, sinking fund or redemption rights.

Transfer Agent

The transfer agent and registrar of our common stock is Computershare Trust Company N.A.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Our board of directors may designate the number of shares constituting any series and the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, but no shares of any series of preferred stock may be issued without the approval of shareholders if (i) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of common stock or (ii) the shares of such series would be convertible into a materially disproportionate number of shares of common stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of common stock at the time of such issuance. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

Undesignated Preferred Stock

This summary of the undesignated preferred stock discusses terms and conditions that may apply to preferred stock offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and the applicable certificate of designation (each, as filed with the SEC) because they, and not this description, define the rights of any holders of preferred stock. We have filed our charter as an exhibit to the registration statement which includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

The prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus may include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•

the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

•

whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other security, and, if convertible or exchangeable, the conversion or exchange price or prices, and any adjustment or other terms and conditions upon which the conversion or exchange shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our

•	certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the U.S. federal income tax considerations applicable to the preferred stock.

Subject to our certificate of incorporation and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as the board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

The following provisions of our certificate of incorporation and bylaws and the following provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include provisions:

•	authorizing blank check preferred stock, which we could issue with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	requiring advance notice of proposals by our stockholders for business to be conducted at stockholder meetings and for nominations of candidates for election to our board of directors; and

•	controlling the procedures for the conduct of our board and stockholder meetings and the election, appointment and removal of our directors.

The Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to an interested stockholder. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•

our board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder prior to the date the person attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by this provision. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus and any guarantees of such debt securities by one or more Subsidiary Guarantors related thereto. When we offer to sell a particular series of debt securities and any related guarantees, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities and any related guarantees.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture, dated as of September 25, 2017, between us and U.S. Bank National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors, in an officer’s certificate or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series (except for the issue date, the offering price and certain other terms that may be specified in any prospectus supplement relating to such issuance), and will be consolidated with, and form a single series with, such outstanding debt securities.

The debt securities issued by us will be unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	The title of the series;

•	The purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	The date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	The rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest;

•

The date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•

our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•

if the payments of principal of, or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•

if, other than the principal amount thereof, any portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or our covenants with respect to securities of the series;

•

under what circumstances, if any, we will pay additional amounts on the securities of the series to persons who are not U.S. persons in respect of taxes or similar charges withheld or deducted and, if so, whether we will have the option to redeem the securities rather than pay those additional amounts (and the term of any such option);

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance;

•	if other than the trustee, the identity of the registrar and any paying agent;

•

if the securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global securities, (ii) the form of any legend which shall be borne by such global security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination, and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Guarantees

To the extent provided in the applicable supplement to this prospectus, the debt securities issued and sold pursuant to this prospectus may be guaranteed by one or more of the Subsidiary Guarantors. Any such guarantee may be issued on an unsecured, secured, unsubordinated, senior subordinated or junior subordinated basis as provided in the applicable prospectus supplement. Any such guarantee will be issued under the applicable indenture. We will fully describe the terms of any of our debt securities in the applicable prospectus supplement relating to those debt securities.

Change of Control Event

Unless specified to the contrary in the prospectus supplement with respect to any series of debt securities, if a change of control event occurs, each holder will have the right, pursuant to the terms set forth in the indenture, to require us to repurchase all or any part (in an amount equal to at least the minimum denomination of such series of Securities as specified in the terms thereof or an integral multiple as specified in excess thereof) of such holder’s debt securities at a purchase price in cash equal to 101% of the principal amount of such debt securities plus accrued and unpaid interest, if any, and premium or liquidated damages, if any, up to, but excluding, the date of purchase (subject to the right of holders of record on any relevant record date to receive interest due on the related relevant interest payment date).

Within 30 days following a change of control event, if we have not (prior to the change of control event) sent a redemption notice for all such securities in connection with any optional redemption that may be permitted pursuant to the terms of each outstanding series of debt securities, we will mail a notice (the “change of control offer”) to each holder of such debt securities to which this provision applies, with a copy to the trustee, stating among other matters:

(1)

that a change of control event has occurred and that such holder has the right to require us to purchase such holder’s debt securities at a purchase price in cash equal to 101% of the principal amount of such debt securities plus accrued and unpaid interest, if any, and premium or liquidated damages, if any, to, but excluding, the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “change of control payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “change of control payment date”);

(3)	that any debt securities not properly tendered will remain outstanding and continue to accrue interest;

(4)

that unless we default in the payment of the change of control payment, all debt securities accepted for payment pursuant to the change of control offer will cease to accrue interest on the change of control payment date;

(5)

that holders electing to have any debt securities purchased pursuant to a change of control offer will be required to surrender such debt securities (in accordance with the applicable rules and procedures of the relevant security settlement and clearance organization, if any, if in global form), with appropriate documentation, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the business day preceding the change of control payment date;

(6)

that holders will be entitled to withdraw their tendered debt securities and their election to require us to purchase such debt securities, provided that the paying agent receives, not later than the close of business on the business day preceding the change of control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the debt securities, the principal amount of debt securities tendered for purchase, and a statement that such holder is withdrawing its tendered debt securities and its election to have such debt securities purchased pursuant to the change of control offer;

(7)

that if we are repurchasing less than all of the debt securities surrendered, the holders of the remaining debt securities will be issued new debt securities, and such new debt securities will be equal in principal amount to the unpurchased portion of the debt securities surrendered, provided that the unpurchased portion of the debt securities must be equal to at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof; and

(8)	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its debt securities repurchased.

On the change of control payment date, we will, to the extent lawful:

(1)

accept for payment all debt securities or portions of debt securities (of at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof) properly tendered pursuant to the change of control offer;

(2)	deposit with the paying agent an amount equal to the change of control payment in respect of all debt securities or portions of debt securities properly tendered and not properly withdrawn; and

(3)

deliver or cause to be delivered to the trustee the debt securities so accepted together with an officer’s certificate stating the aggregate principal amount of debt securities or portions of such debt securities being purchased by us.

The paying agent will promptly mail to each holder of the debt securities of a particular series properly tendered and not properly withdrawn the change of control payment for such debt securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder new debt securities equal in principal amount to any unpurchased portion of the debt securities surrendered, if any; provided that each such new debt security will be in a principal amount of at least the minimum denomination of such series of debt securities as specified in the relevant prospectus supplement, and in integral multiples of any specified minimum denomination in excess thereof.

If the change of control payment date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, and additional interest, if any, will be paid to the person in whose name debt securities are registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the change of control offer.

Unless specified to the contrary in the prospectus supplement with respect to any series of debt securities, the provisions described above will be applicable to any change of control event whether or not any other provisions of the indenture are applicable. Except as described above with respect to a change of control event or as otherwise specified in the prospectus supplement with respect to any series of debt securities, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem our debt securities in the event of a takeover, recapitalization or similar transaction. In addition, we will not be required to make a change of control offer with respect to any series of debt securities upon a change of control event if a third party makes the change of control offer with respect to such series of debt securities in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all debt securities to which such offer applies that are validly tendered and not withdrawn under such change of control offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with any required repurchase of debt securities as a result of a change of control event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, or compliance with the change of control event provisions of the indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase debt securities pursuant to a change of control offer may be limited by a number of factors. The occurrence of certain of the events that constitute a change of control would constitute a default under our senior credit facility. In addition, certain events that may constitute a change of control under our senior credit facility and cause a default under that agreement will not constitute a change of control or a change of control event under the indenture. Our future indebtedness or that of our subsidiaries may also contain prohibitions of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control or a change of control event. Moreover, the exercise by the holders of their right to require us to repurchase debt securities following a change of control in connection with a change in control event could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of our senior credit facility and other and/or future indebtedness may, prohibit our prepayment or repurchase of debt securities before their scheduled maturity. Consequently, if we are not able to prepay any such other indebtedness containing similar restrictions or obtain requisite consents, we will be unable to fulfill any repurchase obligations we may have if holders of debt securities exercise their repurchase rights following a change of control, which would result in a default under the indenture. A default under the indenture may result in a cross-default under our senior credit facility. The provisions described above may deter certain mergers, tender offers and other takeover attempts involving us.

We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control or a change of control event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under “Covenants—Limitation on Liens” and “Covenants—Limitation on Sale and Leaseback Transactions.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the debt securities of a particular series then outstanding with respect to such series of debt securities. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the debt securities protection in the event of a highly leveraged transaction.

The definition of “change of control” includes a disposition of all or substantially all of the assets of Southwestern Energy Company (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of debt securities may require us to make an offer to repurchase such debt securities as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase debt securities as a result of a change of control event may be waived or modified or terminated with respect to each series of debt securities with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for such debt securities ) prior to the occurrence of such change of control event.

Under the indenture:

•

“capital stock” means, as to any person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

•	“change of control” means the occurrence of any of the following:

(1)

any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of Southwestern Energy Company; provided that a transaction in which Southwestern Energy Company becomes a subsidiary of another person shall not constitute a change of control if, immediately following such transaction, (a) the persons who were stockholders of Southwestern Energy Company immediately prior to such transaction continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding voting stock of such other person of whom Southwestern Energy Company has become a subsidiary and (b) no person other than such other person of whom Southwestern Energy Company has become a subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of Southwestern Energy Company;

(2)

the merger or consolidation of Southwestern Energy Company with or into another person or the merger of another person with or into Southwestern Energy Company, or the sale, lease or other disposition of all or substantially all the assets of Southwestern Energy Company (determined on a consolidated basis) to another person, other than (i) (A) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of Southwestern Energy Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (1) of this definition of “change of control” or (ii) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the debt securities of the relevant series and a subsidiary of the transferor of such assets; or

(3)	the adoption of a plan relating to the liquidation or dissolution of Southwestern Energy Company.

•

“change of control event” means the occurrence of either of the following: (1) if the debt securities of a particular series do not have an investment grade rating from both of the rating agencies on the first day of the trigger period, such debt securities of such series are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating thereof on the first day of the trigger period by both of the rating agencies on any date during the trigger period, or (2) if the debt securities of a particular series have an investment grade rating from both of the rating agencies on the first day of the trigger period, such debt securities cease to have an investment grade rating from both of the ratings agencies on any date during the trigger period; provided, however, that for so long as any of our existing senior notes are outstanding, if we are required to offer to purchase any such existing senior notes as a result of the occurrence of a change of control (as defined in such existing senior notes), then the occurrence of such change of control shall constitute a change of control event. For purposes of the foregoing, “existing senior notes” means shall mean (i) such series of such senior notes may be specified in the prospectus supplement relating to such debt securities or (ii) if no such series as specified in such prospectus supplement as described in clause (i), each series of senior notes issued by Southwestern Energy Company that is outstanding on the original issue date of the relevant series of debt securities (excluding any issuance of additional securities of such series).

•

If a rating agency is not providing a rating for the debt securities of a particular series at the commencement of the trigger period, a change of control event shall be deemed to have occurred with respect to such rating agency as a result of the related change of control. Notwithstanding the foregoing, no change of control event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually occurred.

•

“investment grade rating” means a rating by any rating agency equal to or greater than (i) BBB- by S&P, (ii) Baa3 by Moody’s, (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating or any other Ratings Agency selected by Southwestern Energy Company as provided by the definition of Ratings Agency.

•	“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

•

“Ratings Agency” means any of (1) Moody’s, (2) S&P, or (3) if S&P or Moody’s ceases to rate the debt securities of a particular series or ceases to make a rating on debt securities of a particular series publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on such debt securities publicly available selected by Southwestern Energy Company (as certified by an officer’s certificate), which shall be substituted for S&P or Moody’s, as the case may be.

•	“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

•

“trigger period” means the period commencing on the day of the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as either of the rating agencies has publicly announced that it is considering a possible ratings downgrade related to such change of control).

•

“voting stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, for example, a highly leveraged transaction.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indenture, which are summarized below, will apply to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Limitation on Liens. We will not, and will not permit any of our subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money secured by a lien on any (a) productive property, (b) any principal transmission facility or (c) any shares of stock of any subsidiary (collectively, (a), (b) and (c), “principal property”), if the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt referred to in clauses (i) –(viii) below); and

•

all attributable debt in respect of sale and leaseback transactions involving any principal property (other than sale and leaseback provisions permitted pursuant to the second paragraph under “—Limitation on Sale and Leaseback Transactions” below), exceeds 15% of our consolidated assets, unless we provide that the debt securities will be secured equally and ratably with (or, at our option, prior to) such secured debt.

The provisions described in the foregoing paragraph do not apply to liens incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, also do not apply to liens on principal property:

(i)

with respect to any series of debt securities, any lien (A) existing as of the date of the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series) or (B) relating to a contract or arrangement that was entered into by us or any of our subsidiaries prior to the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series);

(ii)

upon any principal property (including any related contract rights) existing at the time of acquisition thereof by us or any of our subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such lien is not incurred in contemplation of such acquisition);

(iii)

securing indebtedness under credit facilities of any subsidiary that is not a guarantor of debt securities, provided that the aggregate principal amount of any indebtedness under such credit facilities shall not exceed $250.0 million at any time outstanding;

(iv)

upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by us or any of our subsidiaries (including, but not limited to, liens to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the issue date of such series of debt securities (excluding any subsequent issuance of additional securities of such series) which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(v)	securing indebtedness owing by any of our subsidiaries to us or to other subsidiaries;

(vi)	arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(vii)

for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any lien referred to in the foregoing subsections (i), (ii), (iv) or (vi) above or this subsection (vii), or of any indebtedness secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(viii)	any ordinary course lien arising, but only so long as continuing, in the ordinary course of our business or the business of our subsidiaries.

In all of the cases set forth above, notwithstanding any stated limitation on the assets that may be subject to such lien, a lien on a specified asset or group or type of assets may include liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

Under the indenture:

•

“attributable debt” means, in respect of a sale and leaseback transaction, as at the time of determination, the present value (discounted from the respective due dates thereof to such date at the rate per annum equal to the interest rate implicit in such lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale and leaseback transaction results in a capital lease obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “capital lease obligation.”

•

“capital lease obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

•	“consolidated assets” means, with respect to us as at any date, our total assets as they appear on our most recently prepared consolidated balance sheet as of the end of a fiscal quarter.

•

“credit facilities” means one or more debt facilities (including, without limitation, our senior credit facility), in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

•

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, consistently applied.

•	“ordinary course lien” means any:

i)	lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

ii)	lien created by any interest or title of a lessor under any lease entered into by us or any subsidiary in the ordinary course of business and covering only the assets so leased;

iii)

lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

iv)	oil, gas or mineral leases arising in the ordinary course of business where the liens arise from the rights of lessors;

v)

customary initial deposits and margin deposits and similar liens attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business, including swap agreements, but only to the extent the liens encumber cash, cash equivalents, securities, certificates of deposits or similar investments or accounts only containing such items;

vi)

lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

vii)

lien in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, liens to secure indebtedness of pollution control or industrial revenue bond type; and

viii)

lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of us or any subsidiary upon payment of reasonable compensation therefor or to terminate any franchise.

•

“principal transmission facility” means any transportation or distribution facility, including pipelines, of us or any subsidiary of ours located in the United States of America other than (i) any such facility which in the opinion of our board of directors is not of material importance to the business conducted by us and our subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by us or by one or more of our subsidiaries or by us and one or more of our subsidiaries and by others and the aggregate interest held by us and all of our subsidiaries does not exceed 50%.

•

“productive property” means any property interest owned by us or any subsidiary of ours in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by us or such subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

•

“sale and leaseback transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to us or our subsidiary of any property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by us or such subsidiary to such person or to any other person to whom funds have been or are to be advanced by such person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

•	“secured debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by us or one of our subsidiaries that is secured by a lien.

•

“swap agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of us or any of our subsidiaries shall be a “swap agreement.”

Limitation on Sale and Leaseback Transactions. Neither we nor any of our subsidiaries may enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction involving any principal property, unless after giving effect thereto the sum, without duplication, of:

•	the aggregate principal amount of all secured debt (other than secured debt permitted by clauses (i) –(viii) of the second paragraph under “—Limitation on Liens” above); and

•	all attributable debt in respect of sale and leaseback transactions (other than those referred to in the following paragraph),

does not exceed 15% of our consolidated assets.

This restriction shall not apply to any sale and leaseback transaction if, within 180 days from the effective date of such sale and leaseback transaction, we apply or our subsidiary applies an amount not less than the greater of:

•	the net proceeds of the sale of the property leased pursuant to such arrangement; or

•	the fair value of the property,

to retire its funded debt, including, for this purpose, any currently maturing portion of such funded debt, or to purchase other property having a fair value at least equal to the fair value of the property leased in such sale and leaseback transaction. This restriction also does not apply to any sale and leaseback transaction (A) between us and any of our subsidiaries or between any of our subsidiaries or (B) for which, at the time the transaction is entered into, the term of the related lease to us or our subsidiary of the property sold pursuant to such transaction is three years or less.

“Funded debt” means all indebtedness for borrowed money owed or guaranteed by us or any of our subsidiaries and any other indebtedness which, under GAAP, would appear as indebtedness on our most recent consolidated balance sheet, which matures by its terms more than 12 months from the date of such consolidated balance sheet or which matures by its terms in less than 12 months but by its terms is renewable or extendible beyond 12 months from the date of such consolidated balance sheet at the option of the borrower.

Consolidation, Merger and Sale of Assets. The indenture provides that we may not consolidate with or merge into any other person or sell, convey or transfer all or substantially all of our assets (determined on a consolidated basis) to any person, unless:

•

either (i) in the case of a consolidation or merger, the Company is the continuing or surviving person or (ii) the person formed by such consolidation or into which we are merged or the person which acquires our assets is organized in the United States of America (including any state or the District of Columbia) and expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on the debt securities and the performance of every covenant of the indenture on our part;

•

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger, sale, conveyance or transfer, the successor corporation formed by such consolidation or into which we are merged or to which such sale, conveyance or transfer is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing and is known to the trustee with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

(1)

default for 30 days or more in payment of any interest on any debt security of that series or any coupon appertaining thereto or any additional amount payable with respect to debt securities of such series as specified in the applicable prospectus supplement when due;

(2)

default in payment of principal of, or premium, if any, on any debt security of that series when and as due at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when and as due;

(3)

default for 90 days or more after written notice to us by the trustee for such series or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in any material respect in the performance of any other agreement in the debt securities of that series or in the indenture (or in any supplemental indenture or board resolution referred to therein) under which the debt securities of that series have been issued;

(4)

the failure to pay the principal of or interest on indebtedness for borrowed money of us or any significant subsidiary (within the meaning of Regulation S-X under the Securities Act) within any applicable grace period after payment is due or the principal thereof is accelerated by holders thereof because of a default and the total principal amount of such indebtedness in either case exceeds $100.0 million and such acceleration is not rescinded or annulled within 30 days or such indebtedness is not repaid in full within 30 days; provided that such event of default will be cured or waived, without further action upon the part of either the trustee or any holder, if (i) the default that resulted in the acceleration of such other indebtedness is cured or waived and (ii) the acceleration is rescinded or annulled;

(5)	certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries; and

(6)	any other event of default provided with respect to debt securities of that series.

The indenture provides that the trustee will, within 90 days after the trustee’s knowledge of a default with respect to the debt securities of any series, give to the holders of debt securities of such series notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on any debt security of such series or in the payment of any sinking fund installment with respect to debt securities of such series, the trustee will be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of such series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on any debt security of such series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or the debt securities of any series or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice; and

•

during or prior to such 90-day period, the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of such series a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, or premium or interest, if any, on such debt securities on or after the respective due dates expressed in such debt securities after any applicable grace periods have expired.

Notwithstanding the foregoing, the sole remedy for an event of default resulting from:

•

any breach of any obligation of Southwestern Energy Company to file or furnish any documents or reports required to be filed or furnished, as the case may be, with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; or

•	any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or the reporting obligations under the indenture;

will be liquidated damages, and holders will not have any right under the indenture to accelerate the maturity of the securities of any series as a result of any such breach except as described below. If an event of default relating to any such obligation continues for 90 days after notice thereof is given in accordance with the indenture, we will pay liquidated damages at an annual rate equal to:

•

0.25% per annum of the outstanding principal amount of the securities from the 90th day following such notice to but not including the 180th day following such notice (or such shorter period until such event of default has been cured or waived); and

•

0.50% per annum of the outstanding principal amount of the securities from the 180th day following such notice to but not including the 365th day following such notice (or such shorter period until such event of default has been cured or waived).

On such 365th day (or earlier, if such event of default is cured or waived prior to such 365th day), liquidated damages will cease to accrue, and the securities will be subject to acceleration as provided above if the event of default is continuing. Any such liquidated damages shall be paid to holders in the manner and at the times set forth in the indenture.

Modification and Waiver

The trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add guarantees with respect to the securities or to secure the securities;

•	to add to the covenants of Southwestern Energy Company for the benefit of holders of all or any series of securities or to surrender any right or power conferred on us in the indenture;

•	to add any additional events of default with respect to all or any series of securities;

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder in any material respect;

•

evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to establish the form or terms of securities of any series;

•

to make any change necessary to make the indenture or the debt securities of any series consistent with the description of such securities in this prospectus or any related prospectus supplement relating to such debt securities;

•

to correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as such actions shall not adversely affect the interests of any holder; or

•

to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of that provision.

In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the principal amount of securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any securities;

•

reduce the principal amount of or change or have the effect of changing the stated maturity of the principal of, or any installment of principal of, any securities, or change the date on which any securities may be subject to redemption, or reduce any premium payable upon the redemption thereof or the redemption price therefor;

•	change the currency in which the debt securities are payable from that stated in the securities;

•

make any change to the provisions of the indenture entitling each holder to receive payment of principal of, premium and interest on such securities on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of outstanding securities to waive defaults or events of default;

•

amend, change or modify in any material respect any obligation we have to make and consummate a change of control offer in respect of a change of control event that has occurred, to the extent required under the terms of any series of debt securities; or

•	change any obligation of us to maintain an office or agency in the place and for the purposes specified in the indenture.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of such series on the stated maturity date of such principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to such series of debt securities. Thereafter, any such omission shall not be an event of default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of such series on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of such series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the debt securities of such series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of such series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and

•

we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of such series;

•

we have paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series by us; and we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to such series have been satisfied.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture. We maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of, or interest on, any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to any indenture are in default, it must eliminate such conflict or resign.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of common stock to be received by holders of such series of debt securities to be adjusted.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, warrants, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP, Houston, Texas, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Southwestern Energy Company. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Southwestern for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Montage Resources Corporation incorporated by reference in this Prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of our oil and gas reserves and related future net cash flows and the present value thereof were based on a reserve audit prepared by Netherland, Sewell & Associates, Inc., Houston, Texas, an independent petroleum engineering firm. We have included or incorporated those estimates in this prospectus in reliance upon the authority of such firm as an expert in such matters.

Southwestern Energy Company

$350,000,000     % Senior notes due 2028

PROSPECTUS  SUPPLEMENT

                    , 2020

Joint book-running managers:

Citigroup

BofA Securities

Wells Fargo Securities

Goldman Sachs & Co. LLC

J.P. Morgan

Mizuho Securities

MUFG

RBC Capital Markets

Truist Securities

Senior Co-Managers:

BMO Capital Markets

Credit Agricole CIB

PNC Capital Markets LLC

SMBC Nikko

CIBC Capital Markets

HSBC

KeyBanc Capital Markets

Regions Securities LLC

Co-Managers:

BBVA

Citizens Capital Markets

Credit Suisse

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